SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant☑
Filed by a Party other than the Registrant☐

Check the appropriate box:

☐ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☑ Definitive Proxy Statement

☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

USEC Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

      ☑ No fee required.

      ☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

      (1) Title of each class of securities to which transaction applies:

      (2) Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

      (4) Proposed maximum aggregate value of transaction:

      (5) Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

      (1) Amount previously paid:

      (2) Form, schedule or registration statement no.:

      (3) Filing party:

      (4) Date filed:

GENERAL INFORMATION ABOUT THE MEETING AND VOTING
ITEM 1. ELECTION OF DIRECTORS
Corporate Governance
Meetings and Committees of the Board
Communications with Directors
Compensation of Directors
Director Stock Ownership Requirements
Security Ownership of Certain Beneficial Owners and Management
Equity Compensation Plan Information
Summary Compensation Table
Options Grants in Last Fiscal Year
Aggregated Fiscal Year End Option Values
Long-Term Incentives
Pension Plan
Report of the Compensation Committee on Executive Compensation
Employment Contracts, Termination of Employment and Change in Control Arrangements
Certain Relationships and Related Transactions
Section 16(a) Beneficial Ownership Reporting Compliance
Performance Graph
ITEM 2. APPROVAL OF FIRST AMENDMENT TO AND PERFORMANCE GOALS UNDER THE USEC INC. 1999 EQUITY INCENTIVE PLAN
ITEM 3. RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
Audit, Finance and Corporate Responsibility Committee Report
ITEM 4. SHAREHOLDER PROPOSALS
Other Matters
Proposals By Shareholders
Miscellaneous
AUDIT, FINANCE AND CORPORATE RESPONSIBILITY COMMITTEE CHARTER
FIRST AMENDMENT TO THE USEC INC. 1999 EQUITY INCENTIVE PLAN

USEC Inc.

Two Democracy Center
6903 Rockledge Drive
Bethesda, Maryland 20817

March 31, 2004

Dear Shareholder:

      You are cordially invited to attend our annual meeting of shareholders to be held at 10:00 a.m., local time, Thursday, April 29, 2004 at the Capitol View Conference Center, 101 Constitution Avenue, N.W., 9th Floor, Washington, DC.

      Matters scheduled for consideration at this meeting are the election of eight directors, the approval of the first amendment to and performance goals under the USEC Inc. 1999 Equity Incentive Plan, ratification of the appointment of the Company’s independent auditors, and two shareholder proposals. The meeting will also provide an opportunity to review with you USEC’s business during the year ended December 31, 2003.

      Your vote is important no matter how many shares you own. We encourage you to vote your shares today. You may vote by completing and returning the enclosed proxy card in the postage-paid envelope provided or by using telephone or Internet voting systems. If you do attend the meeting and desire to vote in person, you may do so even though you have previously submitted your proxy.

      We appreciate your continued confidence in the Company and look forward to seeing you on April 29th.

Sincerely,

James R. Mellor	William H. Timbers
Chairman of the Board	President and Chief Executive Officer

USEC Inc.

Two Democracy Center
6903 Rockledge Drive
Bethesda, Maryland 20817

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held April 29, 2004

      The Annual Meeting of Shareholders of USEC Inc. will be held on Thursday, April 29, 2004, at 10:00 a.m., local time, at the Capitol View Conference Center, 101 Constitution Avenue, N.W., 9th Floor, Washington, DC, for the purpose of considering and voting upon:

1. The election of eight directors for a term of one year;

2. The approval of the first amendment to and performance goals under the USEC Inc. 1999 Equity Incentive Plan;

3. The ratification of the appointment of PricewaterhouseCoopers LLP as USEC’s independent auditors for 2004;

4. Two shareholder proposals; and

5. Such other business as may properly come before the meeting or any adjournments thereof.

      We are enclosing a copy of the Company’s Annual Report for the year ended December 31, 2003 with this Notice and Proxy Statement.

      The record date for determining shareholders entitled to notice of, and to vote at, the meeting is the close of business March 5, 2004. Please complete and return the enclosed proxy card in the postage-paid envelope provided at your earliest convenience, or use telephone or Internet voting systems to vote your shares.

By Order of the Board of Directors,

Timothy B. Hansen
Senior Vice President, General Counsel and Secretary

Bethesda, Maryland

March 31, 2004

2004 PROXY STATEMENT

USEC Inc.

Two Democracy Center
6903 Rockledge Drive
Bethesda, Maryland 20817

PROXY STATEMENT

      We are providing these proxy materials in connection with the solicitation by the Board of Directors of USEC Inc. of proxies to be voted at USEC’s Annual Meeting of Shareholders to be held on April 29, 2004 or at any adjournments, postponements or reschedulings thereof. This Proxy Statement, proxy card and USEC Inc.’s Annual Report for the year ended December 31, 2003 will be mailed to each shareholder commencing on or about March 31, 2004.

GENERAL INFORMATION ABOUT THE MEETING AND VOTING

Who may vote at the meeting?

      The Board has set March 5, 2004 as the record date for the meeting. If you were the owner of USEC Inc. common stock at the close of business on March 5, 2004, you may vote at the meeting. You are entitled to one vote for each share of common stock you held on the record date, including shares:

•	held directly in your name with our transfer agent, EquiServe, as a “shareholder of record”;

•	held for you in an account with a broker, bank or other nominee (shares held in “street name”);

•	held for you under a USEC employee stock ownership plan with our plan administrator, EquiServe or under the USEC 401(K) plan with our plan administrator, Fidelity (each a “USEC stock ownership plan”).

How many shares must be present to hold the meeting?

      A majority of USEC’s outstanding shares of common stock as of the record date must be present at the meeting in order to hold the meeting and conduct business. This is called a quorum. On the record date, there were 83,490,191 shares of USEC common stock outstanding. Your shares are counted as present at the meeting if you:

•	are present and vote in person at the meeting; or

•	have properly submitted a proxy card prior to the meeting.

What proposals will be voted on at the meeting?

      There are five items scheduled to be voted upon at the meeting:

•	election of eight directors;

•	approval of first amendment to and performance goals under the USEC Inc. 1999 Equity Incentive Plan;

•	ratification of the appointment of PricewaterhouseCoopers LLP as independent auditors; and

•	two shareholder proposals.

How many votes are required to approve each item?

      Directors will be elected by a plurality of the votes cast at the Annual Meeting. This means that the eight nominees who receive the largest number of “FOR” votes cast will be elected as directors.

      The ratification of the appointment of the independent auditors and the two shareholder proposals requires the “FOR” vote of a majority of the shares present in person or by proxy at the meeting and entitled to vote on that proposal. The approval of the first amendment to and performance goals under the USEC Inc. 1999 Equity Incentive Plan requires the “FOR” vote of a majority of the shares present in person or by proxy at the meeting and entitled to vote on that proposal, provided that the total vote cast on that proposal represents more than 50% of USEC’s outstanding shares of common stock as of the record date.

How are votes counted?

      You may either vote “FOR” or “WITHHOLD” authority to vote for each of our nominees for the Board of Directors. You may vote “FOR,” “AGAINST,” or “ABSTAIN” on all other matters to be voted upon. If you withhold authority to vote with respect to any director nominee, your shares will be counted for purposes of establishing a quorum, but will have no effect on the election of that nominee. If you abstain from voting on the other matters, your shares will be counted as present for purposes of establishing a quorum, and the abstention will have the same effect as a vote “AGAINST” the first amendment to and performance goals under the USEC Inc. 1999 Equity Incentive Plan and the ratification of the appointment of the independent auditors, and as a vote “FOR” the two shareholder proposals. If you just sign and submit your proxy card without voting instructions, your shares will be voted “FOR” each director nominee, “FOR” the first amendment to and performance goals under the USEC Inc. 1999 Equity Incentive Plan, “FOR” the ratification of the appointment of the independent auditors, and as a vote “AGAINST” the two shareholder proposals.

      Broker non-votes, which occur when brokers do not receive voting instructions from their customers and the broker does not have discretionary voting authority with respect to such matter, will have no effect on the outcome of the election of directors, the ratification of the appointment of the independent auditors, the two shareholder proposals, or the approval of the first amendment to and performance goals under the USEC Inc. 1999 Equity Incentive Plan (except in this latter case to the extent broker non-votes result in a failure to obtain total votes cast on the proposal representing more than 50% of USEC’s outstanding shares of common stock as of the record date).

How does the Board recommend that I vote?

      The Board of Directors recommends that you vote “FOR” each of the director nominees named in this Proxy Statement, “FOR” the first amendment to and performance goals under the USEC Inc. 1999 Equity Incentive Plan, and “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as independent auditors. The Board of Directors recommends that you vote “AGAINST” the two shareholder proposals.

How do I vote my shares without attending the meeting?

      Whether you hold shares directly, in “street name,” or through a USEC stock ownership plan, you may direct your vote without attending the Annual Meeting. If you are a shareholder of record or hold shares through a USEC stock ownership plan, you may vote by signing and dating your proxy card and mailing it in the postage-paid envelope provided. You should sign your name exactly as it appears on the proxy card. If you are signing in a representative capacity (for example as guardian, executor, trustee, custodian, attorney or officer of a corporation), you should indicate your name and title or capacity.

      For shares held in street name, you should follow the voting directions provided by your broker or nominee. You may complete and mail a voting instruction card to your broker or nominee or, in most cases, submit voting instructions by telephone or the Internet. If you provide specific voting instructions by mail, telephone or the Internet, your shares will be voted by your broker or nominee as you have directed.

How do I vote my shares in person at the meeting?

      Even if you plan to attend the meeting, we encourage you to vote by signing, dating, and returning the enclosed proxy card so your vote will be counted if you later decide not to attend the meeting.

If you choose to vote at the Annual Meeting:

•	If you are a shareholder of record, you may vote by the ballot provided at the meeting.

•	If you hold your shares in “street name,” you must obtain and bring with you to the Annual Meeting, a proxy in your name from your bank, broker, nominee or other holder of record in order to vote by ballot at the meeting.

•	If you hold your shares through a USEC stock ownership plan you cannot vote at the Annual Meeting. Please vote by signing and dating your proxy card and mailing it in the postage-paid envelope provided.

What happens if my shares are held in more than one account?

      If your shares are held in more than one account, all shares held in the individual accounts will be consolidated on to one proxy card. To ensure that all of your shares in each account are voted, please sign, date and return the proxy card you receive.

May I revoke my proxy and change my vote?

      You may revoke your proxy at any time before it is voted by:

•	submitting a properly signed proxy card with a later date;

•	delivering to the Secretary of USEC a written notice of revocation bearing a later date than the proxy; or

•	voting in person at the Annual Meeting.

ITEM 1. ELECTION OF DIRECTORS

      On the nomination of the Company’s Board of Directors, the eight director nominees listed below will stand for re-election as directors to hold office until the next Annual Meeting of Shareholders and until their successors are elected and have qualified. Each of the nominees presently is a member of and together constitute the Company’s Board. The New York Stock Exchange (“NYSE”) listing standards require that the boards of listed companies have a majority of independent directors and that audit, nominating and governance, and compensation committee members must all be independent as determined by the Board in its business judgment. At its January 2004 meeting, after reviewing the NYSE and other applicable standards of independence, the Board of Directors determined that a majority of the director nominees qualify as independent directors, and all of the members of the Company’s Audit, Finance and Corporate Responsibility; Nominating and Governance; and Compensation committees are independent.

      Unless otherwise directed, shares represented by proxies solicited on behalf of the Board of Directors will be voted for the nominees listed below. All nominees have consented to serve if elected, but if any nominee becomes unavailable to serve, the persons named as proxies may exercise their discretion to vote for a substitute nominee.

      The following table presents information concerning the individuals nominated for election as directors of USEC.

	Age at
Name	December 31, 2003	Principal Occupation

James R. Mellor, Chairman	73	Retired Chairman and Chief Executive Officer of General Dynamics Corporation
Michael H. Armacost	66	Walter H. Shorenstein Distinguished Fellow and Visiting Professor in the Asia/Pacific Research Center at Stanford University
Joyce F. Brown	57	President of the Fashion Institute of Technology of the State University of New York
John R. Hall	71	Retired Chairman and Chief Executive Officer of Ashland, Inc.
W. Henson Moore	64	President and Chief Executive Officer of American Forest and Paper Association
Joseph F. Paquette, Jr.	69	Retired Chairman and Chief Executive Officer of PECO Energy Company
William H. Timbers	54	President and Chief Executive Officer of USEC Inc.

James D. Woods	72	Retired Chairman and Chief Executive Officer of Baker Hughes, Inc.

James R. Mellor has been a Director since 1998. He served as Chairman and Chief Executive Officer of General Dynamics Corporation, a company engaged in shipbuilding and marine systems, land and amphibious combat systems, information systems, and business aviation businesses, from 1994 to 1997, and served as President and Chief Executive Officer from 1993 to 1994. He was previously General Dynamics’ President and Chief Operating Officer. He also serves on the Board of Directors of AmerisourceBergen Corporation, Computer Sciences Corporation, and Net2Phone, Inc. Mr. Mellor also serves on the Board of Trustees of the National Museum of American History and the Board of Trustees of the Scripps Research Institute.
Michael H. Armacost has been a Director since 2002. He is a Walter H. Shorenstein distinguished fellow and visiting professor in the Asia/Pacific Research Center at Stanford University. Mr. Armacost served as president and a trustee of The Brookings Institution from 1995 to 2002. He served as Undersecretary of State for Political Affairs from 1984 to 1989, as U.S. Ambassador to Japan from 1989 to 1993 and to the Philippines from 1982 to 1984. Mr. Armacost serves on the Board of Directors of AFLAC Inc., Applied Materials Inc., and Cargill, Incorporated.
Joyce F. Brown has been a Director since 1998. She is the President of the Fashion Institute of Technology of the State University of New York. From 1994 to 1997, Dr. Brown was a professor of clinical psychology at the City University of New York, where she previously held several Vice Chancellor positions. From 1993 to 1994, she served as the Deputy Mayor for Public and Community Affairs in the Office of the Mayor of the City of New York. Dr. Brown also serves on the Board of Directors of Polo Ralph Lauren Corporation and the PAXAR Corporation.
John R. Hall has been a Director since 1998. He served as Chairman of the Board of Directors of Ashland, Inc., a company engaged in road construction, specialty chemicals, lubricants, car-care products, chemical and plastics distribution and transportation fuels businesses, from 1981 to 1997, and served as Chief Executive Officer from 1981 to 1996. He was Chairman of the Board of Directors of Arch Coal, Inc. from 1997 to 1998, and a director until 1999. Mr. Hall is also a director of Bank One Corporation, Humana Inc., and GrafTech International Ltd.
W. Henson Moore has been a Director since 2001. He has been President and Chief Executive Officer of the American Forest and Paper Association, the national trade association of the forest, paper and wood products industry, since 1995. He also serves as President of the International Council of Forest Product Associations. He was previously Deputy Secretary of Energy from 1989 to 1992 and, in 1992 became Deputy Chief of Staff for President George Bush. From 1975 to 1987 he represented the Sixth Congressional District of Louisiana in the U.S. House of Representatives.

Joseph F. Paquette, Jr. has been a Director since 2001. He served as Chairman and Chief Executive Officer of PECO Energy Company, a company engaged in the production, purchase, transmission, distribution, and sale of electricity and the distribution and sale of natural gas, from 1988 until his retirement in 1997. Before that, he held positions with Consumers Power Company as President, and Senior Vice President and Chief Financial Officer, and with Philadelphia Electric Company as Chief Financial Officer. He is a member of the Board of Directors of CMS Energy Corporation, AAA Mid-Atlantic, Inc., the AAA Mid-Atlantic Insurance Company, and the Mercy Health System.
William H. Timbers has been a Director since 1998. He has been President and Chief Executive Officer of the Company since 1994. He was appointed USEC Transition Manager in March 1993 by President Clinton. Prior to this appointment, Mr. Timbers was President of The Timbers Corporation, an investment-banking firm based in Stamford, Connecticut, from 1991 to 1993. Before that, he was a Managing Director of the investment-banking firm of Smith Barney, Harris Upham & Co., Inc. in New York and San Francisco.
James D. Woods has been a Director since 2001. He served as Chairman and Chief Executive Officer of Baker Hughes Inc., a provider of drilling, formation evaluation, completion and production products and services to the worldwide oil and gas industry. From 1989 to 1997 he was Chairman of the Board of Baker Hughes Inc., and its President and Chief Executive Officer from 1986 to 1997. Mr. Woods is also a director of Varco International, Inc., OMI Corporation, ESCO Technologies, Inc., Foster Wheeler Ltd., and Integrated Electrical Services, Inc.

      The Board Recommends voting FOR ALL Nominees listed above.

Corporate Governance

      The Board of Directors recognizes that good corporate governance is an important means of protecting the interests of the Company’s shareholders, employees, customers, and the community. The Company has closely monitored the legislative and regulatory corporate governance reforms, including provisions of the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”), the rules of the Securities and Exchange Commission (the “SEC”) interpreting and implementing Sarbanes-Oxley, and the new NYSE listing standards. The Company is in compliance with all provisions.

      In October 2003 and January 2004, the Board of Directors amended its Governance Guidelines in light of the new NYSE listing standards. The Governance Guidelines serve as principles addressing the role of the Board of Directors in the areas of fiduciary oversight, independence, evaluation of the chief executive officer, and succession planning. The Governance Guidelines also set standards relating to the composition and operation of the Board of Directors and its committees, including standards relating to the selection and qualification of directors, evaluation of the Board and its committees, and director education. The Governance Guidelines are administered by the Board’s Nominating and Governance Committee, which regularly reviews director criteria and qualifications, and leads the performance assessments of the Board and its Committees. The Board annually assesses the adequacy and effectiveness of its Corporate Governance Guidelines.

      Copies of the current Governance Guidelines are available from the Company’s website at www.usec.com or upon request from the Secretary.

Meetings and Committees of the Board

      Pursuant to Delaware General Corporation Law, under which USEC is organized, the business, property, and affairs of the Company are managed under the direction of the Board of Directors. Members of the Board are kept informed of the Company’s business through discussions with the Chairman and officers, by reviewing materials prepared for them by management, and by participating in meetings of the Board and its committees.

      In 2003, the Board of Directors held seven regular meetings, including its annual strategic planning meeting. All directors attended 75% or more of the Board of Directors’ meetings and meetings of the committees on which they served. The average attendance of all directors at all Board and committee meetings in 2003 was 95%. During 2003, the non-management directors met at regularly scheduled executive sessions without management, and Mr. Mellor presided at these meetings.

      In addition, it is the Board’s policy that each of our directors attend the annual meeting. All eight of our directors were in attendance at the 2003 Annual Meeting.

      In accordance with the provisions of the bylaws of the Company, the Board has designated four committees. Each committee is composed entirely of non-employee directors.

      The Audit, Finance and Corporate Responsibility Committee consists of Mr. Woods, Chairman, Mr. Armacost, and Mr. Paquette, each of whom the Board has determined is an independent director as defined in the NYSE listing standards and the provisions of Sarbanes-Oxley, requiring entirely independent audit committees. This Committee is responsible for appointing and terminating the Company’s independent auditors, reviewing the Company’s accounting processes, financial controls, and reporting systems, and the scope of the audits to be conducted. It is also responsible for monitoring the policies, practices, and programs of the Company in its relations with customers, suppliers, employees, shareholders and the communities in which the Company’s production plants are located. The Committee meets regularly in executive session with the Company’s independent auditors and with the Company’s internal auditors. This Committee met six times in 2003.

      Under the NYSE listing standards, Audit Committee members must be financially literate. Further, under the SEC’s rules, the Board must determine whether at least one member of the Audit Committee is an “audit committee financial expert,” as defined by the SEC’s rules. The Board of Directors has determined that all members of the Audit, Finance and Corporate Responsibility Committee are financially literate and that Mr. Paquette qualifies as an “audit committee financial expert.”

      The Audit, Finance and Corporate Responsibility Committee is governed by a charter adopted by the Board, a current copy of which is available on our corporate website at www.usec.com under the headings “About USEC/ Corporate Governance/ USEC Board Committees/ Audit, Finance and Corporate Responsibility,” or is available in print to shareholders upon request, addressed to the Secretary at Two Democracy Center, 6903 Rockledge Drive, Bethesda, Maryland 20817. A copy of the charter is also attached to this Proxy Statement as “Annex A.”

      The Compensation Committee consists of Mr. Hall, Chairman, Dr. Brown, and Mr. Paquette, each of whom the Board has determined is an independent director as defined in the NYSE listing standards. This Committee’s responsibilities include overseeing and administering the Company’s executive compensation program, and reviewing overall compensation programs and policies for the Company and its key employees. The Compensation Committee also establishes annual performance objectives under the Company’s incentive programs and oversees administration of employee benefit plans. The Compensation Committee met seven times in 2003.

      The Compensation Committee is governed by a charter, a current copy of which is available on our corporate website at www.usec.com under the headings “About USEC/ Corporate Governance/ USEC Board Committees/ Compensation.” A copy of the charter is also available in print to shareholders upon request, addressed to the Secretary at Two Democracy Center, 6903 Rockledge Drive, Bethesda, Maryland 20817.

      The Nominating and Governance Committee consists of Mr. Paquette, Chairman, Mr. Armacost, Mr. Hall, and Mr. Moore, each of whom is an independent director under the NYSE listing standards. The functions of the Nominating and Governance Committee include the following: identifying and recommending to the Board individuals qualified to serve as directors of the Company; recommending to the Board directors to serve on committees of the Board; advising the Board with respect to matters of Board composition and procedures; developing and recommending to the Board a set of corporate governance principles applicable to the Company and overseeing corporate governance matters generally; and overseeing the annual evaluations of the Board and its Committees. The Nominating and Governance Committee met five times during 2003. The Nominating and Governance Committee will consider director candidates recommended by shareholders in accordance with the procedures described under “Proposals by Shareholders” below.

      The Nominating and Governance Committee is governed by a charter, a current copy of which is available on our corporate website at www.usec.com under the headings “About USEC/ Corporate Governance/ USEC Board Committees/ Nominating and Governance.” A copy of the charter is also available in print to shareholders upon request, addressed to the Secretary at Two Democracy Center, 6903 Rockledge Drive, Bethesda, Maryland 20817.

      The Regulatory and Government Affairs Committee consists of Mr. Moore, Chairman, Dr. Brown, Mr. Mellor, and Mr. Woods. The Regulatory and Government Affairs Committee’s responsibilities include monitoring the Company’s compliance with regulatory requirements, overseeing the Company’s initiatives with and involving various agencies of the United States government and applicable State governments, and advising the Board on regulatory and other governmental considerations in the Board’s deliberations and decision-making processes. The Regulatory and Government Affairs Committee met three times in 2003.

      The Regulatory and Government Affairs Committee is governed by a charter, a current copy of which is available on our corporate website at www.usec.com under the headings “About USEC/ Corporate Governance/ USEC Board Committees/ Regulatory and Government Affairs.” A copy of the charter is also available in print to shareholders upon request, addressed to the Secretary at Two Democracy Center, 6903 Rockledge Drive, Bethesda, Maryland 20817.

Communications with Directors

      The Board has an established process to receive communications from shareholders and other interested parties. This process has been approved by a majority of the independent directors. Shareholders and other interested parties may contact either the Board or the non-management directors as a group, by mail or electronically. To communicate with the Board of Directors or the non-management directors as a group, correspondence should be addressed as follows:

USEC Board of Directors c/o Secretary USEC Inc. Two Democracy Center 6903 Rockledge Drive Bethesda, Maryland 20817	USEC Non-Management Directors c/o Secretary USEC Inc. Two Democracy Center 6903 Rockledge Drive Bethesda, Maryland 20817

      To communicate electronically either with the Board or the non-management directors as a group, shareholders should go to our corporate website at www.usec.com. Under the headings “About USEC/ Corporate Governance/ Communicating with our Board,” you will find a link to the e-mail address for writing an electronic message to the Board or the non-management directors as a group.

Compensation of Directors

      The following provides information on USEC’s compensation and reimbursement practices for non-employee directors. Mr. Timbers does not receive any separate compensation for his Board activities.

      For 2004, non-employee directors will receive:

•	an annual retainer of $65,000;

•	$1,500 for each Board meeting attended;

•	$1,000 for each committee meeting attended;

•	$5,000 annual fee for committee chairmen;

•	an annual grant of restricted stock valued at $30,000; and

•	an annual grant of 3,500 stock options.

      At least 50% of the retainer is paid in the form of restricted stock or nonqualified stock options, although a director may elect to receive a greater proportion of the retainer as well as meeting fees and committee chairman fees in restricted stock or options. If a director chooses to receive options as payment for the retainer, chairman or meeting fees, he or she will receive options on shares with a fair market value equal to 150% of the fee amount otherwise payable to offset the associated risk and lack of dividend equivalents.

      Annual retainers, annual restricted stock and option grants, and committee chairman fees are paid at the beginning of the service year and meeting fees are paid in the month following each meeting of the Board of Directors.

      In the year ended December 31, 2003, four of the seven non-employee directors elected to receive 100% of their retainers in restricted stock. All non-employee directors are reimbursed for any reasonable expenses incurred in connection with their duties as directors of the Company.

Director Stock Ownership Requirements

      In order to align directors’ interests with the interests of shareholders, the Board requires that directors take at least 50% of their annual retainers in the form of restricted stock or options. Additionally, as an incentive to take more of their compensation in the form of Company equity, directors receive additional shares of restricted stock or options equal to 20% of the cash portion of the annual retainer, meeting, and chairman fees that they elect to take in restricted stock or options.

      Directors are required to hold all restricted stock that they receive from the Company until their service as a director of the Company ends. Restricted stock issued as payment for annual retainers, meeting, and chairman fees vests on the later to occur of (i) the first anniversary of the date of grant and (ii) termination of the director’s service on the Board. Restricted stock issued as incentive stock vests on the later to occur of (i) the third anniversary of the date of grant and (ii) termination of the director’s service on the Board. Options vest after 12 months.

Security Ownership of Certain Beneficial Owners and Management

      The following table sets forth, as of February 27, 2004, the beneficial ownership of the Company’s common stock for the following persons: (a) all shareholders known by the Company to beneficially own more than five percent of the common stock; (b) each of the Company’s directors; (c) the Company’s Chief Executive Officer, the four other most highly paid executive officers of the Company, and two additional individuals that would have been included but for the fact that they were not serving as executive officers at December 31, 2003; and (d) all of the Company’s directors and executive officers as a group. Certain information in the table is based on information contained in filings made by the beneficial owner with the SEC.

	Common Stock
	Beneficially Owned(1)

Name of Beneficial Owner	Shares Owned		Percent of Class

FMR Corp.(2)	8,000,000		9.7%
82 Devonshire Street Boston, MA 02109
Donald Smith & Co., Inc.	6,047,300		7.3%
East 80 Route 4, Suite 360 Paramus, NJ 07652
Advisory Research, Inc.	5,187,699		6.3%
180 North Stetson St., Suite 5780 Chicago, IL 60601
Peninsula Investment Partners, L.P.	5,000,000		6.1%
Peninsula Capital Advisors, LLC
404 B East Main Street
Charlottesville, VA 22902
Dimensional Fund Advisors Inc.	4,571,920		5.6%
1299 Ocean Avenue, 11th Floor
Santa Monica, CA 90401
Directors
James R. Mellor	272,860	(3)	*
Michael H. Armacost	15,252	(3)	*
Joyce F. Brown	33,731	(3)	*
John R. Hall	105,225	(3)	*
W. Henson Moore	21,834	(3)	*
Joseph F. Paquette, Jr.	47,456	(3)	*
William H. Timbers	1,303,211	(3)	1.5%
James D. Woods	56,589	(3)	*
Officers
Dennis R. Spurgeon(4)	678,082	(3)	*
Henry Z Shelton, Jr.(5)	140,353	(3)	*
Sydney M. Ferguson	64,489	(3)	*
Philip G. Sewell	172,992	(3)	*
Timothy B. Hansen	128,672	(3)	*
Robert Van Namen	169,850	(3)	*
Directors and all executive officers as a group	2,789,216	(3)	3.3%

*	Less than 1%

(1)	For purposes of computing the percentage of outstanding shares beneficially owned by each person, the number of shares owned by that person and the number of shares outstanding includes shares as to which such person has a right to acquire beneficial ownership within 60 days (for example, through the exercise of stock options, conversions of securities or through various trust arrangements), in accordance with Rule 13d-3(d)(1) under the Securities Exchange Act of 1934, as amended.

(2)	According to the Schedule 13G/A filed with the SEC by FMR Corp., Edward C. Johnson 3d and Abigail P. Johnson on February 17, 2004, the beneficial owner of the Company’s common stock is Fidelity Management & Research Company, a wholly owned subsidiary of FMR Corp. The predominant owners of Class B shares of common stock of FMR Corp. are members of the Edward C. Johnson 3d family. For additional information on FMR Corp.’s beneficial ownership please see the Schedule 13G/ A.

(3)	Includes shares subject to options granted pursuant to the USEC Inc. 1999 Equity Incentive Plan exercisable, as of February 27, 2004, or within 60 days from such date as follows: Mr. Mellor 200,043; Mr. Armacost 2,750; Dr. Brown 3,250; Mr. Hall 33,222; Mr. Moore 3,250; Mr. Paquette 3,250; Mr. Timbers 940,022; Mr. Woods 3,250; Mr. Spurgeon 628,217; Mr. Shelton 72,000; Ms. Ferguson 28,490; Mr. Sewell 117,580; Mr. Hansen 89,926; and Mr. Van Namen 132,000.

(4)	Mr. Spurgeon retired from USEC Inc. on November 30, 2003.

(5)	Mr. Shelton retired from USEC Inc. on January 1, 2004, but ceased to be an executive officer on December 9, 2003.

Equity Compensation Plan Information

      The following table gives information about the Company’s common stock that may be issued under the USEC Inc. 1999 Equity Incentive Plan and Employee Stock Purchase Plan as of December 31, 2003.

	Number of securities	Weighted-average	Number of securities
	to be issued upon	exercise price of	remaining available
	exercise of	outstanding	for future issuance
	outstanding options,	options, warrants	under equity
Plan category	warrants and rights	and rights	compensation plans

Equity compensation plans approved by security holders	4,707,000	$6.70	3,290,000 (1)
Equity compensation plans not approved by security holders	—	—	—

Total	4,707,000		3,290,000

(1)	Includes 2,227,000 shares available for issuance under the USEC Inc. 1999 Equity Incentive Plan and 1,063,000 shares available for issuance under the Employee Stock Purchase Plan.

Summary Compensation Table

      The following table sets forth information regarding the compensation of the Chief Executive Officer, the four other most highly paid executive officers of the Company, and two other individuals that would have been included but for the fact that they were not serving as executive officers at December 31, 2003 (collectively, the “Named Executive Officers”) for the year ended December 31, 2003, the six-month period ended December 31, 2002 and the two fiscal years ended June 30, 2002 and 2001.

				Long-Term Compensation

		Annual Compensation		Restricted
				Stock		LTIP	All Other
		Salary	Bonus(1)	Awards(2)	Options	Payouts(3)	Compensation(4)
Name and Principal Position	Fiscal Year	($)	($)	($)	(#)	($)	($)

William H. Timbers	Calendar 2003	$660,000	$612,448	$329,768	188,571	—	$10,240
President and Chief	Six-Month Period Ended
Executive Officer	December 31, 2002	330,000	296,550	216,770	376,068	—	5,030
	Fiscal 2002	660,000	782,263	447,142	244,400	—	8,750
	Fiscal 2001	600,000	381,610	381,599	—	—	8,540
Dennis R. Spurgeon (5)	Calendar 2003	422,714	357,723	—	111,693	517,227	5,748,022
Former Executive	Six-Month Period Ended
Vice President and	December 31, 2002	200,000	65,088	151,211	216,524	—	32,733
Chief Operating Officer	Fiscal 2002	400,000	442,679	338,355	300,000	—	20,600
	Fiscal 2001	30,769	—	—	—	—	—
Henry Z Shelton, Jr. (6)	Calendar 2003	304,169	379,368	—	—	309,925	3,348,767
Former Senior Vice	Six-Month Period Ended
President and Chief	December 31, 2002	144,500	108,580	70,770	115,271	—	7,225
Financial Officer	Fiscal 2002	289,000	227,616	128,281	72,000	—	13,410
	Fiscal 2001	265,000	120,093	120,088	—	—	13,533
Sydney M. Ferguson	Calendar 2003	295,769	175,973	127,053	75,428	—	13,373
Senior Vice President	Six-Month Period Ended
	December 31, 2002	125,000	145,782	53,567	85,470	—	—
	Fiscal 2002	43,269	87,814	14,974	—	—	—
Philip G. Sewell	Calendar 2003	250,000	160,968	86,674	50,000	—	—
Senior Vice President	Six-Month Period Ended
	December 31, 2002	125,000	73,515	49,666	90,142	—	—
	Fiscal 2002	226,000	187,317	105,504	59,300	—	—
	Fiscal 2001	213,514	103,315	103,300	—	—	—
Timothy B. Hansen	Calendar 2003	244,280	143,733	77,385	45,611	—	12,514
Senior Vice President,	Six-Month Period Ended
General Counsel and	December 31, 2002	112,275	61,708	38,272	78,632	—	4,578
Secretary	Fiscal 2002	192,770	74,504	42,513	25,973	—	9,210
	Fiscal 2001	184,558	54,093	54,077	—	—	9,900
Robert Van Namen (7)	Calendar 2003	226,054	108,108	58,210	18,000	—	9,999
Senior Vice President	Six-Month Period Ended
	December 31, 2002	113,027	41,260	35,713	36,000	—	4,999
	Fiscal 2002	217,360	101,162	57,051	36,000	—	9,515
	Fiscal 2001	208,600	98,972	32,989	—	—	10,140

(1)	Includes amounts earned under the Company’s Annual Incentive Program for the period indicated and paid in the following period.

(2)	The amounts shown for restricted stock awards are the number of restricted shares granted multiplied by the market price of the Company’s common stock on the date of grant.

As of December 31, 2003, Messrs. Timbers, Shelton, Ms. Ferguson, Messrs. Sewell, Hansen, and Van Namen held 25,630, 9,384, 8,710, 6,353, 5,333, and 4,845 shares of restricted stock, with values of $215,292, $78,826, $73,164, $53,365, $44,797, and $40,698, respectively, based on the market price of $8.40 per share for USEC’s common stock on December 31, 2003.

Amounts for calendar 2003 include 40,965, 15,783, 10,767, 9,613, and 7,231 shares of restricted stock granted on February 10, 2004 to Mr. Timbers, Ms. Ferguson, Messrs. Sewell, Hansen, and Van Namen, respectively, which shares will vest one year from the date of grant.

Amounts for the six-month period ended December 31, 2002, include 25,630, 23,786, 9,384, 8,710, 6,353, 5,333, and 4,845 shares of restricted stock granted on February 14, 2003, to Messrs. Timbers, Spurgeon, Shelton, Ms. Ferguson, Messrs. Sewell, Hansen, and Van Namen, respectively, which shares vested on February 14, 2004, for Mr. Timbers, Ms. Ferguson, Messrs. Sewell, Hansen, and Van Namen and for Messrs. Spurgeon and Shelton, vested upon their retirement; and 8,547, 712, 1,887, 1,531, 791, and 855 shares of restricted stock granted on November 6, 2002, to Messrs. Timbers, Spurgeon, Shelton, Sewell, Hansen, and Van Namen, respectively, which shares vested on November 6, 2003.

Amounts for fiscal 2002 include 60,002, 33,954, 17,458, 2,133, 14,367, 5,714, and 7,758 shares of restricted stock granted on August 7, 2002, to Messrs. Timbers, Spurgeon, Shelton, Ms. Ferguson, Messrs. Sewell, Hansen, and Van Namen, respectively, which shares vested on August 7, 2003; and 3,704, 818, 664, 343, and 370 shares of restricted stock granted on November 6, 2001, to Messrs. Timbers, Shelton, Sewell, Hansen, and Van Namen, respectively, which shares vested on November 6, 2002; and 12,658 shares of restricted stock granted on July 10, 2001, to Mr. Spurgeon, which shares vested upon retirement in November 2003.

Amounts for fiscal 2001 include 44,894, 14,128, 12,153, 6,362, and 3,881 shares of restricted stock granted on July 31, 2001, to Messrs. Timbers, Shelton, Sewell, Hansen, and Van Namen, respectively, which shares vested on July 31, 2002.

All shares of restricted stock vest upon the occurrence of a change of control of the Company. Holders of restricted stock are entitled to vote the shares and to receive dividends thereon from the date of the grant.

(3)	Represents amounts earned in 2003 from payouts of performance-based awards of restricted stock units (RSU).

(4)	For Mr. Timbers, amounts include Company contributions of $8,000, $4,000, $6,800, and $6,800 made under the Company’s 401(k) plan and premiums of $2,240, $1,030, $1,950, and $1,740 paid by the Company for the term life component of split-dollar life insurance for calendar year 2003, the six-month period ended December 31, 2002, and for fiscal years 2002 and 2001, respectively. For Ms. Ferguson, Messrs. Hansen and Van Namen, amounts include Company contributions made under the Company’s 401(k) plan, along with costs of supplemental 401(k) restoration benefits paid by the Company.

(5)	Mr. Spurgeon retired in November 2003. Amount for 2003 includes costs of supplemental executive retirement benefits of $4,584,989, representing the amount the Company has accrued for a retirement annuity that is payable to Mr. Spurgeon by the Company, and severance benefits of $1,144,781, representing payments made to Mr. Spurgeon as a result of his retirement. In addition, amounts include Company contributions made under the Company’s 401(k) plan, and costs of supplemental 401(k) restoration benefits paid by the Company.

(6)	Mr. Shelton resigned as an executive officer in December 2003 and retired in January 2004. Amount in 2003 includes costs of supplemental executive retirement benefits of $3,240,000, of which $2,323,524 represents the lump sum paid in January 2004 and $916,476 represents the amount the Company has accrued for a retirement annuity payable to Mr. Shelton by the Company. Mr. Shelton also received $94,317 in lieu of his 2003 stock option award. In addition, amounts include Company contributions made under the Company’s 401(k) plan, and costs of supplemental 401(k) restoration benefits paid by the Company.

(7)	Mr. Van Namen was promoted to Senior Vice President in January 2004. Prior to January 2004, he served as Vice President, Marketing and Sales.

Options Grants in Last Fiscal Year

      The following table sets forth information regarding stock options granted in the year ended December 31, 2003, to the Named Executive Officers. The amounts shown for each Named Executive Officer as potential realizable values are based entirely on assumed annualized rates of stock price appreciation of 5% and 10% over the full 10-year term of the options. Showing these potential realizable values at the assumed rates of growth is required by rules of the Securities and Exchange Commission for illustration purposes only and are not intended to predict future stock prices, which will depend upon overall stock market conditions and the Company’s future performance and prospects. Consequently, it is possible that the potential realizable values shown in this table will not be achieved.

						Potential Realizable
						Value at Assumed
		Individual Grants				Annual Rates of
						Stock Price
		Number of	Percent of Total			Appreciation for
		Securities	Options Granted	Exercise		Option Term
		Underlying Options	To Employees In	Price	Expiration
Name	Date	Granted(#)	Fiscal Year	($/Sh)*	Date	5%	10%

William H. Timbers	8/6/2003	188,571	26.98%	$7.00	8/6/2013	$829,712	$2,104,452
Dennis R. Spurgeon	8/6/2003	111,693	15.98%	$7.00	11/30/2004	$39,093	$78,185
Henry Z Shelton, Jr.	—	—	—	—	—	—	—
Sydney M. Ferguson	8/6/2003	75,428	10.79%	$7.00	8/6/2013	$331,883	$841,776
Philip G. Sewell	8/6/2003	50,000	7.15%	$7.00	8/6/2013	$220,000	$558,000
Timothy B. Hansen	8/6/2003	45,611	6.53%	$7.00	8/6/2013	$200,688	$509,019
Robert Van Namen	8/6/2003	18,000	2.58%	$7.00	8/6/2013	$79,200	$200,880

*	The exercise price of the options granted to the individuals shown above was the fair market value of the Company’s common stock on the date of grant. The options granted vest in three equal annual installments beginning on the first anniversary date.

Aggregated Fiscal Year End Option Values

      The following table sets forth information regarding the aggregate value of stock options held as of the year ended December 31, 2003, by the Named Executive Officers:

	Number of Securities
	Underlying Unexercised		Value of Unexercised In-
	Options at Fiscal		The-Money Options at
	Year-End		Fiscal Year-End
Name	Exercisable/Unexercisible		Exercisable/Unexercisable

William H. Timbers	940,022/	520,750	$2,592,550/	$609,982
Dennis R. Spurgeon	628,217/	—	$605,173/	$—
Henry Z Shelton, Jr.	278,424/	100,847	$765,825/	$106,049
Sydney M. Ferguson	28,490/	132,408	$39,316/	$184,232
Philip G. Sewell	117,580/	129,862	$219,665/	$152,931
Timothy B. Hansen	89,926/	106,690	$166,851/	$136,197
Robert Van Namen	132,000/	54,000	$372,960/	$58,320

      No options were exercised during the year ended December 31, 2003 by the Named Executive Officers.

Long-Term Incentives — Restricted Stock Unit Awards in Last Fiscal Year

Long-Term Incentives

      Senior executive officers of the Company, including the Named Executive Officers, are eligible to participate in the Company’s restricted stock unit program under the USEC Inc. 1999 Equity Incentive Plan. The restricted stock unit program is a three-year, performance-based program that is described in more detail in the report of the Compensation Committee on Executive Compensation later in this Proxy Statement.

      A restricted stock unit (RSU) is the right to receive, after the restriction period expires and subject to the achievement of certain goals, cash or stock equal in value to one share of common stock. Dividend equivalents accrue on the RSUs and are payable at the end of the performance period, again subject to the achievement of goals. The Compensation Committee creates the performance goals for the RSUs and will decide, at the end of the three-year performance period, to what extent the goals have been met. Award values will increase or decrease based on performance against the goals, stock price performance and dividend equivalent accruals.

      There were no RSU grants made to the Named Executive Officers in the year ended December 31, 2003.

Pension Plan

      USEC maintains a retirement program consisting of the Employees’ Retirement Plan of USEC Inc. that is intended to qualify under section 401(a) of the Internal Revenue Code and a non-qualified Pension Restoration Plan that is intended to provide benefits otherwise limited by section 401(a)(17) and section 415 of the Internal Revenue Code.

      The following table shows the estimated annual straight-life annuity benefit payable under these retirement programs to employees with the specified Final Average Compensation (average compensation over the three years of employment during which the participant’s earnings were the highest) and specified years of credited service upon retirement at age 65. Annual pension amounts represent a combined payment from both the qualified and non-qualified plans.

	Annual Pension

	Years of Credited Service

Final Average Compensation	5	10	20	30	40

$ 100,000	$6,216	$12,216	$24,216	$36,216	$48,216
$ 200,000	12,216	24,216	48,216	72,216	96,216
$ 300,000	18,216	36,216	72,216	108,216	144,216
$ 400,000	24,216	48,216	96,216	144,216	192,216
$ 500,000	30,216	60,216	120,216	180,216	240,216
$ 600,000	36,216	72,216	144,216	216,216	288,216
$ 700,000	42,216	84,216	168,216	252,216	336,216
$ 800,000	48,216	96,216	192,216	288,216	384,216
$ 900,000	54,216	108,216	216,216	324,216	432,216
$1,000,000	60,216	120,216	240,216	360,216	480,216
$1,100,000	66,216	132,216	264,216	396,216	528,216
$1,200,000	72,216	144,216	288,216	432,216	576,216
$1,300,000	78,216	156,216	312,216	468,216	624,216
$1,400,000	84,216	168,216	336,216	504,216	672,216
$1,500,000	90,216	180,216	360,216	540,216	720,216
$1,600,000	96,216	192,216	384,216	576,216	768,216
$1,700,000	102,216	204,216	408,216	612,216	816,216

      The participant’s retirement benefits are calculated under three different formulae: the Regular Formula, the Alternate Formula using a social security offset, and the Minimum Formula. The formula that gives the participant the largest benefit will be used for the final calculation. The Regular Formula (used as an illustration for the table above) is equal to 1.2% of a participant’s Final Average Compensation multiplied by the number of years and months of credited service, plus $216. The aggregate retirement benefit is not subject to social security or other retirement benefit deductions.

      A participant’s retirement benefit calculation consists of the total earnings, including deferred compensation payable to the participant by the Company but excluding any monies derived from the exercise of stock options. For the Named Executive Officers, the number of years of credited service as of December 31, 2003 is as follows: Mr. Timbers 10.0 years; Ms. Ferguson 1.67 years; Mr. Hansen 9.67 years; Mr. Sewell 2.67 years; and Mr. Van Namen 5.0 years.

      The Company also maintains a supplemental executive retirement plan (the “SERP”). The participants include Mr. Timbers, Mr. Spurgeon, Mr. Shelton and Mr. Sewell. The SERP provides that commencing at age 62, Mr. Timbers is entitled to receive a total annual retirement benefit equal to 60% of his final average compensation minus (1) any benefits received by him under the Company’s other retirement programs and (2) his social security benefits. For all other participants, commencing at age 62, they will receive an amount equal to 55% of their final average compensation minus (1) any benefits received by the participant under the Company’s other retirement programs or any retirement program to which the Company has contributed on their behalf and (2) the participant’s social security benefits. A SERP participant’s final average compensation for this purpose includes salary and annual incentive compensation, including cash and stock, earned for the three years preceding the participant’s date of termination. Mr. Spurgeon retired in November of 2003 and Mr. Shelton retired in January of 2004. Both individuals began receiving benefits from the SERP commencing the first of the month following their retirement.

Report of the Compensation Committee on Executive Compensation

To Our Shareholders

      The Company’s executive compensation program is administered by the Compensation Committee of the Board of Directors. The Committee is comprised of three directors, each of whom the Board has determined is independent under the NYSE listing standards. The Committee is responsible for developing executive compensation policies that support the strategic business objectives and values of the Company. A copy of the Compensation Committee Charter is available on the USEC website at www.usec.com. The responsibilities of the Committee include:

•	Annually reviewing and approving corporate goals and objectives relevant to the CEO’s compensation, evaluating the CEO’s performance in light of those goals and objectives, and setting the CEO’s compensation level based on this evaluation;

•	Annually reviewing and approving the design of the executive compensation program;

•	Assessing the effectiveness of executive compensation programs in light of the compensation policies; and

•	Annually reviewing senior executive performance.

Executive Compensation Philosophy and Design

      USEC’s executive compensation program is designed to attract, retain and motivate the broad-based executive talent required to achieve the Company’s business objectives and increase shareholder value.

      Following shareholder approval of the USEC Inc. 1999 Equity Incentive Plan, the Committee implemented the Company’s current executive compensation program. The Committee utilized an independent executive compensation consultant to assist in the overall design of the executive compensation program. In addition, the Committee relies on its outside compensation consultant to periodically provide market data regarding compensation levels and practices of companies similar in size and nature to the Company. The survey group consists of companies in the general, utility, chemical and heavy manufacturing industries (the “Survey Group”). This broad-based Survey Group is a significantly larger group of companies than the peer group index included in the Performance Graph (“Peer Group”) that appears later in this Proxy Statement. The Committee reviews and approves the companies used for this comparison. The Committee believes that, taken as a whole, our executive compensation program is competitive within the Survey Group.

      The primary objectives of the Company’s executive compensation program include:

•	Enhancing the Company’s ability to attract, retain, motivate and develop management talent critical to the long-term success of the Company;

•	Aligning the compensation levels with the competitive market for companies of similar size and nature to USEC;

•	Emphasizing variable, at-risk pay, which aligns executive compensation with the Company’s overall performance; and

•	Reinforcing management’s commitment to maximize shareholder value by encouraging equity ownership.

      Elements of the executive compensation program include base salary, an annual incentive opportunity and long-term incentive compensation, each of which is described below. A significant portion of the total compensation of executive officers is “at-risk” (for example, performance-based awards of cash and equity and stock options), with the at-risk component increasing at higher level positions that have greater Company impact. This pay-for-performance philosophy is demonstrated in the overall design of the executive compensation program.

      The elements of USEC’s executive compensation program are described in detail below.

      Base Salary. Each executive officer’s base salary reflects the scope of responsibility and accountability of his or her position within the Company. In general, executive officers having the highest level and amount of responsibility have the lowest percentage of their total compensation as base salary. Using market survey data, the base salary level for each executive officer was established within a range of the market median base salary level for the comparable position within the Survey Group — with an adjustment for individual experience and time in the position. The Committee recommends base salary levels to the Board of Directors for its approval. The CEO did not receive an increase in base salary in 2003. Four senior executive officers did receive adjustments to base salary in order to bring them to within an appropriate range of the market median for their positions (Mr. Spurgeon, Ms. Ferguson, Mr. Shelton and Mr. Hansen).

      Annual Incentive. The Company’s Annual Incentive Program provides an opportunity for executive officers and certain other Company employees to earn an annual incentive paid partly in cash and partly in stock and is based primarily on pre-determined annual performance objectives. The annual incentive is linked to corporate and individual performance. Performance measures are a mixture of formula-based Company financial goals based on the Company’s budget and individual key performance objectives. Key performance objectives are designed to support the Company’s strategic initiatives and operating plan. The Committee also takes into account an individual’s demonstrated leadership, initiative, cooperation and coordination in managing his or her respective area.

      Annual incentive awards are made by the Committee if and to the extent corporate and individual performance goals are achieved. At the beginning of each year, performance goals and target awards, which for executive officers range from 36% to 100% of base salary, are defined. Based on performance against these goals, the Committee has the discretion to grant a range of awards calculated as a percentage of the target awards, from 0% of the target award up to 200% of the target award (250% for the CEO). The targets are set at approximately the 65th percentile of the market, as indicated by the Survey Group. The Committee believes that the goals associated with the target annual incentive payments are achievable yet require considerable effort and innovation on the part of each participant.

      Participants only receive payment under the plan if the minimum level of achievement is reached. Participants must take at least 35% of any annual incentive award in shares of restricted stock of the Company and may take the remainder of the award in cash or additional shares of restricted stock. As an incentive to take more of their compensation in the form of Company stock, participants receive additional shares of restricted stock equal to 20% of the cash portion of any annual incentive award that they elect to take in shares of restricted stock. The restricted stock portion of the award vests one year from the date of grant.

      At the start of 2003, the Committee established performance goals as a basis for the Annual Incentive. These goals set targets for Company performance in two important areas, earnings per share and cash flow from operations per share. During its review of 2003 performance, the Committee adjusted the earnings and cash flow targets consistent with its practice to reflect changed factors during the year. Based on these results and the Committee’s judgment with respect to individual performance of their key performance objectives and in the areas of leadership, initiative, cooperation and coordination, the Committee granted 2003 incentive awards to executive officers ranging from 42% to 143% of base salary earned in 2003.

      Long-Term Incentives. Long-term incentives are used by the Company to align executive officers’ and other employees’ interests with those of the shareholders. These incentives create value for an employee by linking the incentives to an increase in the Company’s stock price above the fair market value on the grant date (provided the employee remains in the Company’s employ for the period required for the incentive to vest or be exercisable). In this way, long-term incentives also directly link a portion of an employee’s compensation to the interests of shareholders by providing an incentive to maximize shareholder value. For the Company, long-term incentives for executive officers are a key element and significant component of market-competitive total compensation.

      In February 1999, the Committee established a Long-Term Incentive Program under the shareholder-approved USEC Inc. 1999 Equity Incentive Plan for use with executive officers and other key employees. The program, initially established for a five-year period, is designed to make annual grants of stock options to executive officers and other program participants. In 2001, that program was modified to include a three-year performance component comprising a grant of restricted stock units (see “Restricted Stock Units” below).

Stock Options. Stock options are granted at fair market value and vest ratably over five years for the first year grant and ratably over three years for each annual grant thereafter. On July 22, 2003, in connection with a mid-year review of executive compensation, the Committee approved a grant of nonqualified stock options to executive officers and other key employees, with individual grants ranging from 2,933 to 188,571 options. These grants were for the six-month period from July 1, 2003 through December 31, 2003 and were the final step in realigning the long-term incentive with the Company’s new fiscal year (January through December), which was put in place on January 1, 2003. In keeping with this shortened period, grants were prorated at 50% of the annual rate. These grants vest ratably over three years, were granted at fair market value on the date of grant, and have a ten-year exercise period.

Restricted Stock Units. The Long-Term Incentive Program also includes a three-year performance component, which replaced a portion of the annual award of stock options to the Company’s senior executive officers, including the executive officers named in the Summary Compensation Table. For these individuals, one half of their long-term incentive is in the form of an annual grant of stock options, and the other half is in the form of Restricted Stock Units (RSUs) that are payable at the end of a three-year performance period, provided certain performance goals are met. During 2003, the Committee added one participant to the three-year performance component of the long-term incentive, Ronald F. Green, Senior Vice President. Mr. Green joined USEC in 2003 to lead USEC’s deployment of the newest generation of gas centrifuge technology, American Centrifuge. Any payment he receives as part of the three-year performance component will be prorated to reflect his date of hire.

Each RSU is intended to represent one share of USEC’s common stock. If specific performance goals are achieved, participants will receive cash or stock at the end of the three-year performance period for each RSU, equal to the then-current value of a share of common stock. Participants may also defer payment until they terminate service with the Company. The Committee grants the RSUs, determines the performance goals and performance period and, at the end of the period, determines whether the goals have been met. Participants can receive 0% to 200% of their RSU target based on performance as determined by the Committee. RSUs have no voting or dividend rights, although dividend equivalents accrue and are payable at the end of the performance period, again subject to goals being achieved.

For the performance period from July 1, 2001 to June 30, 2004, there are two performance goals: USEC’s total shareholder return as measured against the S&P 500 total return and specific business performance targets related to achieving milestones under USEC’s advanced technology program. Award values will increase or decrease based on performance against these targets and on stock price performance and dividend equivalent accruals.

Stock Ownership Guidelines. Every executive officer and certain other employees must hold an ownership stake in the Company that is significant in comparison to their salaries. The Committee has established stock ownership guidelines, which apply to all executive officers and certain other employees, that range from one and one-half to five times base salary levels and must be achieved within a five-year period. All shares of stock acquired through direct purchase, the exercise of options, restricted stock grants, the Company’s 401(k) plan, and the Company’s employee stock purchase plan, count towards the guidelines. Employees meeting each year’s ownership guideline are eligible for an incentive equal to 5% of their current ownership target should the Company also meet its financial goals; employees failing to meet each year’s ownership guideline could have the cash portion of any bonus diverted into the purchase of additional stock until ownership guidelines are met.

Company Performance and CEO Compensation

      The Committee determines Mr. Timbers’ compensation in the same manner as described above for senior officers, except that the at-risk component of his compensation is a higher percentage of his total compensation. At maximum performance levels, approximately 80% of his annual compensation is at-risk. Upon the recommendation of the Committee, the Board of Directors establishes Mr. Timbers’ base salary at the median of base pay for chief executive officers at companies in the Survey Group. In 2003, Mr. Timbers’ base salary level was $660,000 and was not changed during that period.

      In evaluating Mr. Timbers’ performance for 2003, the Committee took into account its determinations with respect to the Company’s corporate performance in two important areas, earnings per share and cash flow from operations per share, and Mr. Timbers’ individual performance in the achievement of his key performance objectives for the period. The Committee also took into account the general performance evaluation of Mr. Timbers completed by the Board’s Nominating and Governance Committee. This evaluation focused on the areas of leadership, initiative, cooperation and coordination. As a result, the Committee awarded an incentive to Mr. Timbers for 2003 of $942,216, representing approximately 143% of his base salary earned in 2003. Mr. Timbers received this incentive award 65% in cash and 35% in shares of restricted stock of the Company that will vest one year from the date of grant.

      Mr. Timbers is also a participant in the Company’s Long-Term Incentive Program, including both the stock option component and the three-year RSU performance component discussed above. Long-term incentive compensation is intended by the Committee to represent a significant component of Mr. Timbers’ market-competitive total compensation. In connection with the mid-year review of executive compensation in July 2003, Mr. Timbers received a stock option grant on August 6, 2003 of 188,571 options, for the period from July 1, 2003 to December 31, 2003. This shortened period represented the final step in the realignment of incentives with the new calendar year reporting period. Like other participants in the RSU program, he will not receive any RSU payment until the current performance period ends in June 2004 and then only if the Committee determines that performance goals are met.

Deductibility of Executive Compensation

      Section 162(m) of the Internal Revenue Code limits deductibility of certain compensation for the Company’s Chief Executive Officer and the four other most highly compensated executive officers employed at year-end to $1 million per year, unless the compensation is performance-based within the meaning of Section 162(m). Compensation is performance-based for this purpose if, among other requirements, the shareholders of the Company approve the performance goals on which award payments are based. Shareholders have previously approved the USEC Inc. 1999 Equity Incentive Plan. Accordingly, provided the other requirements of Section 162(m) are satisfied, awards that are based on the attainment of the performance goals established under that plan will qualify as performance-based compensation under Section 162(m). While the Committee intends to rely on performance-based compensation programs to preserve the deductibility of compensation paid to the executive officers to the extent consistent with its overall compensation policy, it reserves the authority to award non-deductible compensation in certain circumstances as it deems appropriate.

Amendment to USEC Inc. 1999 Equity Incentive Plan

      On March 5, 2004, the Board adopted an amendment to the USEC Inc. 1999 Equity Incentive Plan, subject to the approval of the Company’s shareholders, to increase the number of shares available for grant as incentive compensation and approve the performance goals under the Plan. The Board believes that such an amendment is in the best interest of shareholders in that it continues the alignment of interests of shareholders and the Company’s management through the accumulation of equity in the Company by its officers and other key employees. In this first amendment to the Plan, the Board is requesting that shareholders approve an additional 5,100,000 shares for grant, of which 2,295,000 may be granted as awards other than stock options and approve the performance goals under the Plan.

Summary

      The Committee believes that the policies and programs described in this Report effectively link pay and performance, serve the best interests of shareholders and are appropriately balanced to provide the appropriate motivation for executives to contribute to the Company’s overall future success. The Committee will continue to review the effectiveness of all elements of USEC’s executive compensation program to ensure that the Company can continue to attract, retain, and motivate talented executives who can achieve its business objectives and increase shareholder value.

      Respectfully submitted by the Compensation Committee:

John R. Hall, Chairman	Joseph F. Paquette, Jr.
Joyce F. Brown

Employment Contracts, Termination of Employment and Change in Control Arrangements

Agreement with Mr. Timbers

      In 1999, the Board of Directors approved an employment agreement between the Company and Mr. Timbers for an initial five-year term, with an automatic one-year extension unless either party gives notice not to renew. The automatic one-year extension was effected in 2003, and the current agreement will expire in April 2005. In the event of a change in control (as defined in the USEC Inc. 1999 Equity Incentive Plan) during the term of the agreement, the agreement will continue for not less than three years from the date of the change in control.

      By the terms of his agreement, Mr. Timbers holds the following corporate positions: President and Chief Executive Officer of the Company, a director on the Company’s Board of Directors and a director and the President of each of the Company’s subsidiaries. Mr. Timbers receives an annual base salary of not less than $600,000, participates in the Company’s annual and long-term incentive programs at a level commensurate with his position and participates in the Company’s employee benefit and fringe benefit plans and programs applicable to senior management of the Company. In addition, the Company is required to provide Mr. Timbers with an executive term life insurance policy.

      If Mr. Timbers’ employment is terminated by the Company without cause, by Mr. Timbers for good reason or by reason of Mr. Timbers’ death or disability, he (or his estate or beneficiary) will receive (i) a lump sum cash payment equal to three times the sum of his average annual base salary and bonus for the most recent three years, (ii) continuation of welfare benefits for a period up to three years (or, if sooner, until Mr. Timbers is covered by comparable programs of a subsequent employer (and reduced to the extent Mr. Timbers receives comparable benefits)), (iii) three additional years of age credited for purposes of retirement plan benefits, (iv) immediate vesting of his equity-based awards and (v) office space and administrative support for two years. In addition, he will be entitled to ownership of the paid up term life insurance policy.

      If Mr. Timbers’ employment is terminated by reason of the expiration of the term of the agreement, the cash payment will equal one and one-half times the sum of his average annual base salary and bonus and his welfare benefits will continue for 18 months. Mr. Timbers will also receive one and one-half years of age credited for purposes of his retirement plan benefits, office space and administrative support for one year, and the life insurance and vesting benefits described above. If Mr. Timbers receives payments, whether or not under his employment agreement, that would subject him to any federal excise tax due under section 4999 of the Internal Revenue Code, he will also receive a cash payment equal to the amount of such excise tax.

      The agreement also contains provisions requiring Mr. Timbers to keep information confidential for a period beyond the term of the agreement, to comply with appropriate provisions regarding non-competition and non-solicitation of employees and to consult with the Company in certain circumstances.

Agreement with Ms. Gordon-Hagerty

      In December 2003, the Company entered into an employment agreement with Ms. Lisa Gordon-Hagerty, the Company’s Executive Vice President and Chief Operating Officer, for a two-year term. In the event of a change in control (as defined in the USEC Inc. 1999 Equity Incentive Plan) during the term of the agreement, the agreement will continue for not less than three years from the date of the change in control.

      By the terms of her agreement, Ms. Gordon-Hagerty holds the following corporate positions: Executive Vice President and Chief Operating Officer of the Company and its subsidiary, United States Enrichment Corporation. Ms. Gordon-Hagerty receives an annual base salary of not less than $490,000. Ms. Gordon-Hagerty participates in the Company’s annual and long-term incentive programs at a level commensurate with her position and participates in the Company’s employee benefit and fringe benefit plans and programs applicable to senior management of the Company.

      If Ms. Gordon-Hagerty’s employment is terminated by the Company without cause or by Ms. Gordon-Hagerty for good reason, she will receive (i) a lump sum cash payment equal to one times (two and one-half times if the date of termination occurs on or after the date of a change in control) the sum of her final average annual base salary and bonus for the three years preceding the date of termination, (ii) continuation of welfare benefits for a period up to one year (or, if sooner, until Ms. Gordon-Hagerty is covered by comparable programs of a subsequent employer (and reduced to the extent Ms. Gordon-Hagerty receives comparable benefits)) and (iii) immediate vesting of her equity-based awards. If Ms. Gordon-Hagerty’s employment is terminated by reason of the expiration of the term of the agreement, the Company will pay her the amounts and benefits described above. If Ms. Gordon-Hagerty’s employment is terminated by reason of death or disability, she will receive immediate vesting of her equity-based awards, and, solely in the case of disability, continuation of welfare benefits for a period up to one year as described above. If Ms. Gordon-Hagerty receives payments, whether or not under her employment agreement, that would subject her to any federal excise tax due under section 4999 of the Internal Revenue Code, she will also receive a cash payment equal to the amount of such excise tax.

      The agreement also contains provisions requiring Ms. Gordon-Hagerty to keep information confidential for a period beyond the term of the agreement, to comply with appropriate provisions regarding non-competition and non-solicitation of employees, and to consult with the Company in certain circumstances.

Termination of Agreement with Mr. Spurgeon

      In November 2003, the Company and Mr. Spurgeon terminated his employment agreement. By the terms of his agreement, Mr. Spurgeon held the following corporate positions: Executive Vice President and Chief Operating Officer of the Company and its subsidiary, United States Enrichment Corporation. In exchange for a general release by Mr. Spurgeon of any and all claims against the Company arising during the term of his employment, Mr. Spurgeon received, in addition to the severance benefits provided under his employment agreement, a lump sum cash payment of $228,956 (representing approximately 25% of his final average base salary and bonus).

      Under his employment agreement, Mr. Spurgeon received an annual base salary of not less than $400,000. Mr. Spurgeon participated in the Company’s annual and long-term incentive programs at a level commensurate with his position and participated in the Company’s employee benefit and fringe benefit plans and programs applicable to senior management of the Company.

      The agreement also contained provisions requiring Mr. Spurgeon to keep information confidential for a period beyond the term of the agreement, to comply with appropriate provisions regarding non-competition and non-solicitation of employees, and to consult with the Company in certain circumstances.

Change in Control Agreements

      The Company has entered into change in control agreements with each of the Named Executive Officers, other than the Chief Executive Officer, Mr. Spurgeon, and Ms. Gordon-Hagerty. These agreements provide benefits to these officers upon certain terminations of employment following a change in control of the Company (as such term is defined in the agreements).

      Each of the agreements has an initial three-year term, and is automatically extended for additional one-year periods unless the Board has given notice of non-renewal. Upon a change in control, the agreements will expire no earlier than three years following the date that the change in control occurs. Each agreement provides that the officer will be entitled to the severance benefits described below if the Company terminates his employment following a change in control for any reason other than cause, or if the officer terminates his employment for good reason.

      The benefits consist of a lump sum payment equal to two and one-half times the sum of the officer’s average annual base salary and bonus for the most recent three years. In addition, under the terms of each agreement, the Company would provide the officer and his dependents with continuation of medical and similar benefits for two and one-half years following the occurrence of the change in control or, if sooner, until the officer is covered by comparable programs of a subsequent employer (and reduced to the extent the officer receives comparable benefits), provided the officer complies with the non-competition, non-solicitation and confidentiality provisions of the agreement. In addition, the officer will receive two and one-half additional years of service for purposes of retirement plan benefits. If the officer receives payments, whether or not under his agreement that would subject him to any federal excise tax due under section 4999 of the Internal Revenue Code, then he will also receive a cash payment equal to the amount of such excise tax.

Certain Relationships and Related Transactions

      The Company and James R. Mellor, the Chairman of the Board of Directors, are parties to an agreement under which Mr. Mellor provides consulting services to the Company for an annual fee of $350,000. For the period from January 1, 2003 to December 31, 2003, the Company paid Mr. Mellor $316,667.

      On February 6, 2002, Mr. Timbers, the President and CEO of the Company, received a loan from USEC in the principal amount of $229,652 to pay taxes due upon the vesting of restricted shares of common stock granted to Mr. Timbers in February 1999. This loan was provided consistent with the philosophy and design of the Company’s executive compensation program, a primary objective of which is reinforcing management’s commitment to maximize shareholder value by encouraging equity ownership. The loan bears interest at the prime rate as published in the Wall Street Journal plus 100 basis points. The rate is adjusted quarterly and interest compounds annually. Principal and accrued interest are due no later than 10 years from the date of the loan and become payable upon termination of employment. As of December 31, 2003, $253,432.83 was outstanding under the loan.

      Ms. Ferguson, a Senior Vice President of the Company, joined the Company on April 29, 2002. As part of the initial terms of her employment, Ms. Ferguson received a cash advance from USEC of $60,000 on April 24, 2002. As of December 31, 2003, $60,000 was outstanding under the advance. This advance did not bear interest. On February 20, 2004, Ms. Ferguson repaid the advance in full.

Section 16(a) Beneficial Ownership Reporting Compliance

      Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers, directors, and persons who own more than ten percent of a registered class of equity securities to file reports of beneficial ownership and changes in beneficial ownership with the SEC.

      Based on Company records and other information, USEC believes that all SEC filing requirements applicable to its directors and officers were complied with for the year ended December 31, 2003, except for one Form 3 which was filed late. In May 2003, Ronald F. Green, Senior Vice President, filed a Form 3 which, as a consequence of an administrative error, erroneously stated the amount of securities owned by Mr. Green. The amended and restated Form 3 reporting the actual amount of securities owned by Mr. Green was therefore filed late.

Performance Graph

      The following graph shows a comparison of cumulative total returns for an investment in the common stock of the Company, the S&P 500 Index, and a peer group of companies. USEC is the only U.S. company in the uranium enrichment industry; however, USEC has identified a peer group of companies that share similar business attributes with it. This group includes utilities with nuclear power generation capabilities, chemical processing companies, and aluminum companies. USEC services companies in the utility industry, and its business is similar to that of chemical processing companies. USEC shares characteristics with aluminum companies in that they are both large users of electric power. The graph reflects the investment of $100 on December 31, 1998 in the Company’s common stock, the S&P 500 Index and in the peer group, and the reinvestment of dividends.

	December 31, 1998	December 31, 1999	December 31, 2000	December 31, 2001	December 31, 2002	December 31, 2003

USEC Inc.	$100.00	$55.69	$38.83	$69.33	$62.91	$95.30

S&P 500 Index	$100.00	$121.04	$110.03	$96.94	$75.52	$97.18

Peer Group Index[1]	$100.00	$106.18	$144.48	$140.79	$118.09	$153.08

(1)	The Peer Group consists of: Air Products and Chemicals, Inc., Albemarle Corporation, Alcoa Inc., Commonwealth Industries, Inc., Constellation Energy Group, Inc., Dominion Resources, Inc., Duke Energy Corporation, Eastman Chemical Company, Exelon Corporation, Georgia Gulf Corporation, NL Industries, Inc., OM Group, Inc., PPL Corporation, Praxair, Inc., Progress Energy, Inc., The Southern Company, and XCEL Energy, Inc. In accordance with SEC requirements, the return for each issuer has been weighted according to the respective issuer’s stock market capitalization at the beginning of each period for which a return is indicated.

ITEM 2.	APPROVAL OF FIRST AMENDMENT TO AND PERFORMANCE GOALS UNDER THE USEC INC. 1999 EQUITY INCENTIVE PLAN

      The Company maintains the USEC Inc. 1999 Equity Incentive Plan (the “Plan”) to promote the interests of the Company and its shareholders by (a) attracting and retaining key employees and non-employee directors of the Company, (b) motivating such individuals by means of performance-related incentives to achieve long-term performance goals, (c) enabling such individuals to participate in the long-term growth and financial success of the Company, and (d) linking compensation to the long-term interests of the shareholders.

      The Plan is designed so that certain awards granted thereunder may qualify as performance-based compensation that is exempt from the otherwise applicable tax deduction limits imposed under Section 162(m) (“Section 162(m)”) of the Internal Revenue Code of 1986, as amended (the “Code”). To qualify as such performance-based compensation, among other requirements, the applicable performance goals must be approved and periodically reapproved by shareholders.

      The Plan was originally approved by the Board on December 18, 1998, subject to approval by the shareholders of the Company. The shareholders approved the Plan at the Company’s annual meeting on February 2, 1999.

      The Plan was originally established with 9,000,000 shares available for awards to be granted under the Plan. This number of shares was intended to cover awards granted over the first five years of the Plan. On March 5, 2004, the Board adopted an amendment to the Plan, subject to shareholder approval, to increase the number of shares available for awards under the Plan by 5,100,000, a number of shares intended to be adequate to cover grants under the Plan for the next five years. In addition, the Board adopted changes to the Plan to increase the transparency of terms of awards by setting forth explicit minimum vesting requirements for stock awards to employees and non-employee directors under the Plan. The Board also amended the Plan to require that the number of shares available under the Plan may not be increased without shareholder approval. We are asking shareholders to approve all of these changes to the Plan, which are described in more detail below.

      On March 5, 2004, the Board adopted the First Amendment to the Plan, subject to approval by the shareholders of the Company, (i) to increase by 5,100,000 (from 9,000,000 to 14,100,000) the number of shares with respect to which awards may be granted under the Plan, (ii) in light of such increase, to also increase by 2,295,000 (from 2,250,000 to 4,545,000) the number of shares with respect to which awards other than stock options may be granted under the Plan, (iii) to provide that awards other than stock options must vest over a minimum period of three years (one year where vesting is based on the attainment of performance goals), except in the case of death, disability, retirement, or a change in control of the Company or in the case of certain awards to non-employee directors in lieu of retainers or meeting fees, (iv) provide (notwithstanding the foregoing clause (iii)) that up to 255,000 shares (i.e., 5% of the newly available shares) may be granted without any such minimum vesting requirements, (v) provide that, to the extent shares or options are awarded in lieu of retainers or meeting fees otherwise payable in cash to non-employee directors, the number of shares must not exceed that number with a fair market value, determined as of the date of grant, equal to the cash payment for which they substitute, and the options may not have a value as of the date of grant, as reasonably determined by the Board in good faith, in excess of the cash payment for which they substitute, (vi) provide that non-employee directors shall be eligible (subject to the otherwise applicable terms of the Plan) for restricted stock and option grants in addition to those that substitute for retainer or meeting fees, (vii) incorporate the provision of the Company’s existing stock ownership guidelines that requires restricted stock granted to a non-employee director to be held until the non-employee director’s termination of service, (viii) provide expressly as a term of the Plan itself that the number of shares available under the Plan may not be further increased without the approval of shareholders, and (ix) extend the expiration date of the Plan from February 2, 2009, to March 5, 2014 (the tenth anniversary of the Board’s adoption of the First Amendment). The text of the First Amendment is attached hereto as Annex B.

      We are asking for two things in this proposal. First, we are asking for your approval of the First Amendment to the Plan. The proposed increase in the shares to be made available under the Plan is the first since the Plan was approved by shareholders in 1999. The shares approved in 1999 were sufficient to support the Company’s equity compensation program for the last five years, and additional shares are now needed to continue that program. The additional changes to the Plan are intended to continue to link compensation to the long-term interests of the shareholders. Second, we are asking you to reapprove the performance goals that are applicable under the Plan where an award is intended to qualify as performance-based compensation under Section 162(m). These goals must be periodically reapproved by shareholders.

      Set out below is a summary of the Plan as amended, including the applicable performance goals that we are asking you to reapprove. The summary of the Plan is qualified in its entirety by reference to the text of the Plan as originally adopted (which is attached as Annex A to the Company’s proxy statement dated December 28, 1998) and the text of the First Amendment to the Plan (which is attached hereto as Annex B).

General

      The Plan provides for the granting of awards to such employees of the Company and its affiliates as the administrator of the Plan may select from time to time. In addition, non-employee directors are eligible to receive the non-employee director awards described below. (Consultants of the Company and its affiliates are also eligible for awards under the Plan although, to date, no awards have been granted to any consultants.) Awards under the Plan may be made in the form of (a) incentive stock options (which are designed to satisfy the applicable requirements set forth in Section 422 of the Code), (b) nonqualified stock options which are not intended to satisfy such requirements (incentive stock options and nonqualified stock options are collectively referred to as “Options”), (c) restricted stock, (d) restricted stock units, (e) performance awards, (f) other stock-based awards, including dividend equivalent rights, and (g) non-employee director awards.

      Approximately 35 employees and 7 non-employee directors currently participate in the Plan. The benefits to be derived under the Plan by participants cannot be determined, as the value of awards and number of shares or units granted under the Plan depends on a variety of factors, including achievement of performance objectives and the market value of the Company’s common stock. Future grants under the Plan will be made at the sole discretion of the Compensation Committee, based on these and other factors.

      Subject to the adjustment provisions described below, an aggregate of 14,100,000 shares of common stock are reserved for issuance of awards under the Plan, of which 4,545,000 are reserved for issuance of awards other than Options. (Shares that were previously made subject to awards under the Plan count against these limits, as applicable.) Such shares may be authorized but unissued common stock or common stock held in the Company’s treasury or a combination thereof. Generally, shares subject to an award that remain unissued upon expiration or cancellation of the award will be available for other awards under the Plan. The closing price of the Company’s common stock on February 27, 2004, was $8.38 per share on the New York Stock Exchange.

      In the event that Options or other awards are exercised by delivery of shares of common stock or applicable taxes are satisfied by the withholding of shares of common stock, such number of shares shall remain available for issuance under the Plan. Subject to the adjustment provisions described below, the total number of shares of common stock subject to Options granted to any participant in the Plan during any calendar year may not exceed 500,000; provided, however, that during the calendar year in which a participant commences employment with the Company, the total number of shares of common stock subject to Options granted to such participant may not exceed 1,000,000.

      In the event that the administrator determines that any dividend, other distribution, recapitalization, stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, exchange of shares of common stock or other securities of the Company, issuance of warrants or other rights to purchase shares of common stock or other securities of the Company, or other similar corporate transaction or event, affects the common stock such that an adjustment is appropriate to prevent dilution or enlargement of the benefits under the Plan, then the administrator will make such adjustments as it deems equitable to the number and kind of shares of Company securities that may thereafter be issued in connection with awards, the limit on individual awards, the number and kind of shares of Company securities subject to each outstanding award, and the exercise price of each award. In addition, if deemed appropriate, the administrator will provide as it deems equitable for an equivalent award, in the event of a merger, consolidation or similar transaction, or make provisions for a cash payment to the holder of an outstanding award.

Administration

                The Plan is administered by a committee of the Board (the “Committee”), which will be the Compensation Committee unless the Board appoints a different committee (which may include the entire Board). The Committee is authorized, among other things, to interpret and administer the provisions of the Plan, to select the persons to whom awards will be granted, to determine the terms and conditions of such awards and to make all other determinations deemed necessary or advisable for the administration of the Plan. Subject to the terms of the Plan and applicable law, the Committee may delegate to one or more officers or managers of the Company or an affiliate, or to a committee of such officers or managers, certain of its authorities under the Plan, but solely with respect to participants who are not officers or directors of the Company for purposes of, or who are not otherwise subject to, Section 16 of the Securities Exchange Act of 1934, as amended.

Awards under the Plan

Stock Options

             Options granted pursuant to the Plan will be exercisable at such time or times, and subject to such other terms and conditions, as the Committee determines in its discretion. The purchase price per share payable upon the exercise of an Option (the “option exercise price”) will be established by the Committee; provided, however, that the option exercise price may be no less than the fair market value of a share of common stock on the date of grant. The option exercise price is payable in cash (or its equivalent), or by surrender of shares of common stock owned by the participant for at least six months having a fair market value on the date of exercise equal to the option exercise price, or by any combination of the foregoing. In addition, a participant may elect to pay all or any portion of the aggregate exercise price by having shares of common stock with a fair market value on the date of exercise equal to the aggregate option exercise price withheld by the Company or (to the extent permitted by applicable law) sold by a broker-dealer. Options may not be exercisable after the expiration of ten years from the date of grant.

                                              Options have previously been granted under the Plan to certain individuals and groups as follows:

Options
Granted

William H. Timbers, President and Chief Executive Officer	2,112,505
Dennis R. Spurgeon, Former Executive Vice President and Chief Operating Officer	628,217
Henry Z Shelton, Jr. , Former Senior Vice President and Chief Financial Officer	571,271
Sydney M. Ferguson, Senior Vice President	160,898
Philip G. Sewell, Senior Vice President	295,442
Timothy B. Hansen, Senior Vice President, General Counsel and Secretary	196,616
Robert Van Namen, Senior Vice President	282,000
All current executive officers as a group(*)	4,609,415
The following nominees for election as director:
James R. Mellor	203,543
Michael H. Armacost	6,250
Joyce F. Brown	6,750
John R. Hall	36,722
W. Hensen Moore	6,750
Joseph F. Paquette, Jr.	6,750
William H. Timbers	2,112,505
James D. Woods	6,750
All current directors who are not executive officers as a group	273,515
Each associate of such persons	—
Each other person who received five percent of available Options	—
All employees (including all current officers who are not executive officers) as a group(*)	3,233,717

*	Includes 987,733 and 221,333 options that were forfeited by certain executive officers and employees, respectively, in the fiscal year ended June 30, 2002

Restricted Stock

      The Committee may grant restricted shares of common stock (“Restricted Stock”) to such persons, in such amounts, and subject to such terms and conditions (including the attainment of performance goals and forfeiture provisions) as the Committee may determine, in its discretion. Except for restrictions on transfer and such other restrictions as the Committee may impose, participants will have all the rights of a shareholder with respect to the Restricted Stock, including dividend and voting rights, unless the Committee determines otherwise.

Restricted Stock Units

      The Committee may grant restricted stock units (“Restricted Stock Units”) to such persons, in such amounts, and subject to such terms and conditions (including the attainment of performance goals and forfeiture provisions) as the Committee may determine, in its discretion. Each Restricted Stock Unit has a value equal to the fair market value of one share of common stock. Restricted Stock Units may be paid out in cash, shares of common stock or other consideration, as determined by the Committee, upon the lapse of the applicable restrictions.

Performance Awards

      The Committee may grant performance awards to such persons, in such amounts, and subject to such terms and conditions as the Committee may determine, in its discretion. Performance awards may be denominated in cash or shares of common stock, valued, as determined by the Committee, based on the achievement of performance goals over performance periods to be determined by the Committee and paid, at such time and in such form as the Committee may determine, in the form of a lump sum or installments, or on a deferred basis, in accordance with procedures established by the Committee.

Other Stock-Based Awards

      The Committee may grant other stock-based awards valued in whole or in part by reference to, or otherwise based on, common stock, including dividend equivalent rights, as the Committee deems consistent with the purposes of the Plan. Subject to the provisions of the Plan, the Committee will determine the persons to whom such other stock-based awards will be granted and all the terms and conditions of such awards.

Section 162(m) Awards and Performance Goals

      The Plan provides for grants of awards where payment is conditioned upon the attainment of certain performance goals. As noted above, the Plan is designed so that certain performance-based awards may satisfy the performance-based compensation exception under Section 162(m), which otherwise generally limits the federal income tax deductibility of compensation in excess of $1 million per year paid by a publicly traded corporation to the following individuals who are employed as of the end of the corporation’s tax year: the chief executive officer and the four other most highly paid executive officers named in the summary compensation table of the corporation’s proxy statement (“Covered Officers”). For compensation granted pursuant to the Plan to qualify for the performance-based compensation exception under Section 162(m), among other things, the material terms of the performance goals on which payment of the compensation is conditioned must be approved by shareholders, and where, as under the Plan, the Committee has the authority to change targets under the performance goals, the goals must be disclosed to and reapproved by shareholders no later than the first shareholder meeting that occurs in the fifth year following the year in which the shareholders originally approved the performance goals. As explained above, in light of this requirement, the Plan is being submitted to the shareholders for reapproval of the performance goals established under the Plan.

      The Plan establishes performance goals expressed in terms of the achievement of any one or more of the following performance measures: earnings before interest, taxes, depreciation and/or amortization; operating income or profits; return on equity, assets, capital employed or investment; after tax operating income; net income; earnings or book value per share; cash flow(s); total sales or revenues, or sales or revenues per employee; production (separative work units); stock price or total shareholder return; dividends; strategic business objectives, consisting of one or more objectives based on meeting specified cost targets, business expansion goals or goals relating to acquisitions and divestitures; and, except with respect to Section 162(m) awards to Covered Officers, any other performance criteria established by the Committee. Such performance goals may be expressed on an absolute and/or relative basis, may be based on internal targets, the past performance of the Company and/or the past or current performance of other companies, and may employ comparisons relating to capital, shareholders’ equity and/or shares outstanding, and/or to assets or net assets. In addition, such performance goals may relate to the performance of the Company, a subsidiary or an operating unit or division or any combination thereof.

      The maximum annual number of shares in respect of which Restricted Stock awards, Restricted Stock Units, performance awards and other stock-based awards that may be granted under the Plan to any participant may not exceed 200,000 and the maximum annual amount of any award settled in cash, upon attainment of the applicable performance goals, may not exceed $2,000,000. Before any awards intended to satisfy Section 162(m) may be paid to Covered Officers, the Committee must certify the extent to which performance goals and any other material terms were satisfied.

Non-Employee Director Awards

      The Committee may provide that all or any portion of a non-employee director’s annual retainer and/or meeting fees shall be payable, either automatically, or at the election of the non-employee director, in the form of nonqualified stock options, Restricted Stock or other stock-based awards, including unrestricted shares of common stock. Such awards will be subject to the terms and conditions established by the Committee;

provided, however, that to the extent shares or options are awarded in lieu of retainers or meeting fees otherwise payable in cash to non-employee directors, the number of shares must not exceed that number with a fair market value, determined as of the date of grant, equal to the cash payment for which they substitute, and the options may not have a value as of the date of grant, as reasonably determined by the Board in good faith, in excess of the cash payment for which they substitute. Notwithstanding the foregoing, the Board may, in its sole discretion, grant additional awards of Restricted Stock or Options to non-employee directors pursuant to such terms and conditions as it may deem advisable, so long as such terms and conditions are not inconsistent with any other terms of the Plan. Restricted Stock granted to a non-employee director generally may not be transferred earlier than the termination of the non-employee director’s service as such.

Special Vesting Rules

      Awards other than Options must vest over a minimum period of three years (or one year where vesting is based on the attainment of performance goals). These minimum vesting requirements will not apply: (i) in the case of a participant’s death, disability or retirement or (as described more fully below) in the event of a change in control of the Company; (ii) in the case of awards to non-employee directors in lieu of retainers or meeting fees (as described more fully above); or (iii) where the grant of the award was in recognition of the achievement of one or more performance goals measured over a minimum period of one year. Moreover, up to 255,000 shares (i.e., 5% of the shares to be made newly available for grant by the First Amendment to the Plan) may be granted without any such minimum vesting requirements; this special pool of shares shall not be reduced by grants that are not subject to minimum vesting requirements on the basis of foregoing clauses (ii) and (iii). Finally, vesting over such a three-year period or one-year period (as the case may be) shall include periodic vesting over such period if the rate of such vesting is proportional throughout such period.

Plan Amendment and Termination

      The Board may from time to time amend, alter, suspend, discontinue or terminate the Plan or any portion thereof; provided, however, that no such amendment or other action may be made without shareholder approval if such approval is required to comply with any tax or regulatory requirement with which the Board deems it necessary or desirable to comply, and provided further that, in any event, the Plan cannot be amended to increase the number of shares available for issuance without the approval of shareholders. The Committee may amend, suspend or terminate any award or waive any conditions of any award under the Plan; provided, however, that no such action may affect adversely any of the rights of any participant without the consent of the participant, and the Committee will not have the power to reduce the exercise price of an outstanding option, other than with respect to adjustments in the event of certain corporate events, as described above.

      In addition, the Committee is authorized to make adjustment in the terms and conditions of, and criteria included in, awards in recognition of unusual or nonrecurring events to prevent dilution or enlargement of the benefits or potential benefits available under the Plan, provided that no adjustment will be authorized to the extent that such authority would be inconsistent with the Plan’s compliance with Section 162(m), to the extent applicable.

Change in Control

      In the event of a “change in control” of the Company (as defined in the Plan), all outstanding awards will become fully vested and immediately exercisable or payable, and the restrictions applicable to all awards will lapse.

Term

      The Plan originally became effective as of February 2, 1999, and originally was to expire on the tenth anniversary of that date. Subject to shareholder approval of the First Amendment to the Plan, the Plan will now expire on March 5, 2014. Awards that are granted prior to the expiration of the Plan, however, may extend beyond the expiration date, and the provisions of the Plan will continue to apply thereto.

Certain Federal Income Tax Consequences

      The following discussion is a brief summary of the principal United States federal income tax consequences relating to awards under the Plan. The summary is based on current federal income tax laws, which are subject to change. The summary is not intended to be exhaustive or to constitute tax advice and, among other things, does not describe state, local or foreign income and other tax consequences.

Nonqualified Stock Options

      An optionee will not recognize any taxable income upon the grant of a nonqualified stock option, and the Company will not be entitled to a tax deduction with respect to such grant. Upon exercise of a nonqualified stock option, the excess of the fair market value of the common stock on the exercise date over the option exercise price will be taxable as ordinary income to the optionee and will be subject to applicable withholding taxes. The Company will generally be entitled to a tax deduction at such time in the amount of such ordinary income. The optionee’s tax basis for the common stock received pursuant to the exercise of a nonqualified stock option will equal the sum of the ordinary income recognized and the exercise price.

      An optionee who pays the option exercise price upon exercise of an option, in whole or in part, by delivering already owned shares of stock generally will not recognize gain or loss on the shares surrendered at the time of such delivery. Rather, such gain or loss recognition generally will occur upon disposition of the shares acquired in substitution for the shares surrendered.

      In the event of a sale of common stock received upon the exercise of a nonqualified stock option, any appreciation or depreciation after the exercise date generally will be taxed as capital gain or loss.

Incentive Stock Options

      An optionee will not recognize any taxable income at the time of grant or timely exercise of an incentive stock option, and the Company will not be entitled to a tax deduction with respect to such grant or exercise. Exercise of an incentive stock option may, however, give rise to taxable income subject to applicable withholding taxes, and a tax deduction to the Company, if the incentive stock option is not exercised on a timely basis or if the optionee subsequently engages in a “disqualifying disposition,” as described below. (To be a timely exercise for this purpose, the exercise generally must occur while the optionee is employed by the Company or within three months after termination of employment.) In addition, the amount by which the fair market value of the common stock on the exercise date of an incentive stock option exceeds the exercise price generally will increase the optionee’s alternative minimum taxable income.

      An optionee who pays the option exercise price upon exercise of an option, in whole or in part, by delivering already owned shares of stock generally will not recognize gain or loss on the shares surrendered at the time of such delivery. Rather, such gain or loss recognition generally will occur upon disposition of the shares acquired in substitution for the shares surrendered.

      An optionee will recognize long-term capital gain or loss upon his or her disposition of shares acquired upon the exercise of an incentive stock option if such disposition occurs at least one year after the transfer of the shares to such optionee and at least two years after the date of grant of the incentive stock option. Such long-term capital gain or loss will be measured by the difference between the amount realized on such disposition and the option exercise price. If, however, an optionee disposes of shares acquired upon the exercise of an incentive stock option within two years after the date of grant of the incentive stock option or within one year from the date of transfer of the incentive stock option shares to the optionee, such sale or exchange will generally constitute a “disqualifying disposition” of such shares and will have the following results: any excess of (a) the lesser of (i) the fair market value of the shares at the time of exercise of the incentive stock option and (ii) the amount realized on such disqualifying disposition of the shares over (b) the option exercise price of such shares, will be ordinary income to the optionee, and the Company will be entitled to a tax deduction in the amount of such income. Any further gain or loss after the date of exercise generally will qualify as capital gain or loss and will not be deductible by the Company.

Restricted Stock

      A participant will not recognize any income upon the receipt of Restricted Stock unless the participant elects under Section 83(b) of the Code, within thirty days of such receipt, to recognize ordinary income in an amount equal to the fair market value of the Restricted Stock at the time of receipt, less any amount paid for the shares. If the election is made, the participant will not be allowed a deduction for amounts subsequently required to be returned to the Company. If the election is not made, the participant generally will recognize ordinary income, on the date that the restrictions to which the Restricted Stock are subject are removed, in an amount equal to the fair market value of such shares on such date, less any amount paid for the shares. At the time the participant recognizes ordinary income, the Company generally will be entitled to a deduction in the same amount, subject to the application of Section 162(m).

      Generally, upon a sale or other disposition of Restricted Stock with respect to which the participant has recognized ordinary income (i.e., a Section 83(b) election was previously made or the restrictions were previously removed), the holder will recognize capital gain or loss in an amount equal to the difference between the amount realized on such sale or other disposition and the participant’s basis in such shares.

Restricted Stock Units, Performance Awards and Other Stock-Based Awards

      In general, the grant of Restricted Stock Units, performance awards and other stock-based awards will not result in income for the participant or in a tax deduction for the Company. Upon the settlement of such an award, the participant will recognize ordinary income equal to the aggregate value of the payment received, and the Company generally will be entitled to a tax deduction in the same amount, subject to the application of Section 162(m).

      The Board recommends voting FOR the proposal to approve the first amendment to and the performance goals under the USEC Inc. 1999 Equity Incentive Plan.

ITEM 3. RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

      The Audit, Finance and Corporate Responsibility Committee of the Company has appointed the firm of PricewaterhouseCoopers LLP to serve as independent auditors of the Company for 2004, subject to ratification of this appointment by the shareholders of the Company. PricewaterhouseCoopers LLP has advised the Company that neither it nor any member thereof has any direct or material indirect financial interest in the Company or any of its subsidiaries in any capacity. One or more representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting and will have an opportunity to make a statement if he or she desires to do so. PricewaterhouseCoopers representatives will be also be available to respond to appropriate questions.

Audit, Finance and Corporate Responsibility Committee Report

      The Audit, Finance and Corporate Responsibility Committee of the Board of Directors (the “Committee”) is comprised of three independent directors and operates under a written charter. The Committee meets with the internal and independent auditors, with and without management present, to facilitate and encourage private communication.

      In fulfilling its responsibilities, the Committee has reviewed and discussed with management and the independent auditors the Company’s audited consolidated financial statements for the year ended December 31, 2003.

      The Committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees. In addition, the Committee has received and reviewed the written disclosures and the letter from the independent auditors required by Independence Standard No. 1, Independence Discussions with Audit Committees, and has discussed with the auditors the auditors’ independence.

      The Committee pre-approves all audit and non-audit services provided by the independent auditors prior to the engagement of the independent auditors with respect to such services. The Committee has delegated pre-approval authority to the Chairman of the Committee, who presents any decisions to the full Committee at its next scheduled meeting.

      The following amounts were billed to the Company by the independent auditors for services rendered for the periods indicated:

		Amount Billed for
	Amount Billed for Year	Six-Month Period	Amount Billed for Fiscal Year
	Ended December 31, 2003	Ended December 31, 2002	Ended June 30, 2002
Type of Fee	(in thousands)	(in thousands)***	(in thousands)***

Audit Fees	$435.0	$387.0	$467.0
Audit-Related Fees*	$111.5	$74.0	$67.0
Tax Fees**	$13.0	$—	$31.4
All Other Fees	$—	$—	$—

Total	$559.5	$461.0	$565.4

*	Primarily for employee benefit plan audits and compliance report for credit facility.
**	For tax advice and expatriate tax compliance.
***	Prior years’ fees have been conformed to current year presentation.

      The Committee considered and concluded that the provision of non-audit services by the independent auditors was compatible with maintaining their independence.

      In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors that the audited consolidated financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003.

Audit Committee

James D. Woods, Chairman	Joseph F. Paquette, Jr.
Michael H. Armacost

      In accordance with SEC rules, notwithstanding anything to the contrary set forth in any of the Company’s previous or future filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate this proxy statement or future filings made by the Company under those statutes, the information included under the captions “Report of the Compensation Committee on Executive Compensation,” “Audit, Finance and Corporate Responsibility Committee Report” and “Performance Graph‘ shall not be deemed filed with the SEC and shall not be deemed incorporated by reference into any of those prior filings or into any future filings made by the Company under those statutes, except to the extent that the Company specifically incorporates these items by reference.

Vote Required for Ratification

      The Audit, Finance and Corporate Responsibility Committee has sole authority for appointing and terminating USEC’s independent auditors for 2004. Accordingly, shareholder approval is not required to appoint PricewaterhouseCoopers as USEC’s independent auditors for 2004. The Audit, Finance and Corporate Responsibility Committee believes, however, that submitting the appointment of PricewaterhouseCoopers to the shareholders for ratification is a matter of good corporate governance. If the shareholders do not ratify the appointment, the Audit, Finance and Corporate Responsibility Committee will review its future selection of independent auditors.

      The ratification of the appointment of PricewaterhouseCoopers as USEC’s independent auditors requires the affirmative vote of a majority of the shares present at the meeting in person or by proxy and entitled to vote.

      The Board recommends voting FOR ratification of the appointment of PricewaterhouseCoopers LLP, as independent auditors.

ITEM 4. SHAREHOLDER PROPOSALS

Shareholder Proposal No. 1

      The following shareholder proposal was received by the Company from William F. Jebb and Wynona B. Jebb, whose address is 2545 Ramsgate Terrace, Colorado Springs, Colorado 80919. Mr. and Mrs. Jebb are the owners of approximately 2,000 shares of USEC common stock.

      We are very concerned with the total compensation package of our top executives and the lack of stockholder input to the process. Accordingly, we believe the following should be placed before the stockholders.

      Where as the excessive compensation paid to top executives is not reflective of the corporate earnings and reduces the stockholder equity. It is recommended to the Board of Directors that the total compensation package be limited to twenty (20) times the average pay of non exempted employees or ten (10) times the average pay of exempted employees which ever is less.

      The Board of Directors opposes this shareholder proposal and recommends that you vote against this proposal.

      The proposal would severely limit the Company’s ability to establish appropriate performance-based compensation for executive officers and would limit the Company’s ability to remain competitive in the market for executive talent. If this proposal were adopted, the Company could risk losing many of its key executive officers who are integral to the Company’s business operations and would be at a severe disadvantage to other companies in efforts to recruit new talent to the Company.

      The Compensation Committee of the Board of Directors, which is comprised entirely of independent directors, oversees the executive compensation programs and policies of the Company and has the responsibility to recommend compensation programs that are in the best interest of the Company and its shareholders. As discussed in more detail in the Report of the Compensation Committee on Executive Compensation included in this proxy statement, the Compensation Committee endeavors to provide a compensation program that is competitive with other companies of similar size and nature as USEC and which aligns executive compensation with the Company’s performance. The Compensation Committee engages an outside consultant to provide the Compensation Committee with market data for companies of similar size and nature to aid in this endeavor. If the proposal were adopted and implemented, the Compensation Committee would be severely restricted in the amount and manner of compensation it could award. The Board of Directors believes that it is not in the best interests of shareholders to arbitrarily restrict compensation and risk losing the ability to attract, retain and motivate the talented executives who can achieve the Company’s business objectives and increase shareholder value.

      For the foregoing reasons we do not believe that this proposal is in the best interests of the Company or its Shareholders.

      The Board recommends voting AGAINST this proposal, which is designated as Proposal Number 4 on the enclosed proxy.

Shareholder Proposal No. 2

      The following shareholder proposal was received by the Company from Mark Latham, whose address is 177 Telegraph Road #302, Bellingham, Washington 98226. Mr. Latham is the owner of 1,400 shares of USEC common stock.

PROXY ADVISORY PROPOSAL

      WHEREAS many shareowners lack the time and expertise to make the best voting decisions, yet prefer not to always follow directors’ recommendations, because of possible conflicts of interest;

      WHEREAS shareowners have a common interest in obtaining sound independent advice, but often insufficient private interest to justify paying for it individually (the “free-rider” problem);

      THEREFORE BE IT RESOLVED that USEC Inc. shareowners request the Board of Directors to hire a proxy advisory firm for one year, to be chosen by shareowner vote. Shareowners request the Board to take all necessary steps to enact this resolution in time to hold the vote at the year-2005 shareowner meeting, with the following features:

•	To insulate advisor selection from influence by Company management, any proxy advisory firm could put itself on the ballot by paying an entry fee, declaring the price (no more than $8000) for advisory services for the coming year, and providing the address of a website describing their proposed services and qualifications.

•	The winning candidate would be paid its declared price by the Company, and make advice freely available to all Company shareowners for the subsequent year, on all matters put to shareowner vote except director elections. (Advice on director elections is excluded to satisfy SEC rule 14a-8(i)(8).)

•	Performance of the advisory firm would not be policed by Company management, but rather by gain or loss of the advisor’s reputation and future business.

•	Brief summary advice could be included in the Company proxy, with references to a website and/or a toll-free phone number for more detail.

•	The decision of whether to hire proxy advisory firms in later years would be left open.

Supporting Statement:

      The proxy advisor would be paid with Company funds to give shareowners an independent professional opinion. Independence would be further enhanced by having shareowners choose the proxy advisor. This could also increase competition in the proxy advisory business, because new entrants could earn fees on a company-by-company basis, without covering thousands of companies.

      Wall Street Journal (July 26, 2001) article “After This Deal, Is Anyone Left to Give Advice?”: “...Proxy Monitor Inc. has agreed to buy Institutional Shareholder Services... A monopoly of shareholder advice doesn’t sit well with some.”

      San Francisco Chronicle (May 18, 2003) article “Battle of the Ballot”: “State Street out-sources its proxy voting operation to Institutional Shareholder Services.”

      Example of lack of time and expertise: http://boards.fool.com/Message.asp?mid=19682916:
“I tried to read the proxy statement, but I still don’t understand whether the change is shareholder friendly or not.”

      Mistrust of boards: Harris Poll, September 2003, at www.sec.gov/rules/proposed/s71903/ gmcentee092403.pdf: “Support for corporate management nominees is also mixed with majorities of shareholders having withheld support from a management nominee.”

      The conflicts of interest among managers, directors and shareowners are described in Robert Monks and Nell Minow’s 1996 book Watching the Watchers, along with shareowners’ “free rider” and “rational ignorance” problems.

      Articles discussing the company-pay system for proxy advice are on the Corporate Monitoring website at www.corpmon.com/publications.htm.

      The Board of Directors recommends a vote against this proposal.

      The Board of Directors opposes this shareholder proposal and recommends that you vote against the proposal for the following reasons:

      As discussed in more detail below, the Board of Directors believes that the proposal would introduce an unwieldy new process to the Company’s annual proxy statement, is unnecessary to ensure that shareholders receive adequate information, and could result in the Company’s proxy statement being an open forum for a self-styled proxy advisor to provide recommendations without any restriction as to the content or quality thereof. The Board’s position is based on the following reasons:

•	The proposal, if implemented, would impose the obligation on the Company to hire a proxy advisory firm and to disseminate its recommendations, without regard to the qualifications and experience of the proxy advisory firm or the quality of its analysis of the issues presented. The proposal provides no means for the Company to ensure that shareholders receive adequate information about the proxy advisory firms seeking to be selected or that the voting advice presented by such firms is based on informed analysis and is not false and misleading.

•	The USEC Board of Directors is composed of eight experienced individuals, six of whom are independent directors. The Board believes that it is in the best position to provide shareholders with informed recommendations with respect to matters presented for shareholder vote. The Board of Directors has a deeper understanding of the many complex issues that impact decision-making with respect to this very unique corporation than an unsupervised proxy advisory firm can be expected to have.

•	The proposal does not require any minimum qualifications or experience for a proxy advisory firm to put itself on the ballot. Moreover, it does not give the Company the ability to limit the number of self-styled proxy advisory firms that could elect to place themselves on the ballot. In the event a large number of firms place themselves on the Company’s ballot, the vote could be unwieldy, and the winning firm could receive much less than a majority vote. This means that the Company’s proxy statement could become an open forum for a potentially unqualified entity chosen by a minority of the Company’s shareholders.

•	Shareholders have access to a wide variety of resources and opinions regarding the types of matters that are typically presented for shareholder vote. The Board believes that engaging a proxy advisory firm through the process described in the proposal is not beneficial to shareholders and is not a prudent use of corporate funds.

      For the foregoing reasons we do not believe that this proposal is in the best interests of the Company or its Shareholders.

      The Board recommends voting AGAINST this proposal, which is designated as Proposal Number 5 on the enclosed proxy.

Other Matters

      As of the date of this Proxy Statement, the Board of Directors does not know of any matters to be presented at the Annual Meeting other than those specifically set forth above. If other matters should properly come before the Annual Meeting or any adjournment thereof, including shareholder proposals that have been excluded pursuant to Rule 14a-8 under the Exchange Act, the persons named as proxies in the enclosed proxy card intend to vote the shares represented by them in accordance with their best judgment with respect to such matters.

Proposals By Shareholders

     Nominations for Director

      The Nominating and Governance Committee will consider director candidates recommended by shareholders. In considering candidates submitted by shareholders, the Nominating and Governance Committee will take into consideration the needs of the Board and the qualifications of the candidate. To have a candidate considered by the Nominating and Governance Committee, a shareholder must comply with notification requirements in USEC’s bylaws. The bylaws require, among other things, that a shareholder must submit the recommendation in writing and must include the following information:

•	The name of the shareholder and evidence of the person’s ownership of Company stock, including the number of shares owned and the length of time of ownership; and

•	The name of the candidate, the candidate’s resume or a listing of his or her qualifications to be a director of the Company and the person’s consent to be named as a director if selected by the Nominating and Governance Committee and nominated by the Board.

      The Nominating and Governance Committee believes that the minimum qualifications for serving as a director of the Company are that a nominee demonstrate, by significant accomplishment in his or her field, an ability to make a meaningful contribution to the Board’s oversight of the business and affairs of the Company. This assessment includes the consideration of each director’s, or each director candidate’s, business background, experience and capabilities complementary to other directors’ experience and capabilities, financial acumen, experience with government, willingness and ability to devote adequate time to the Company, integrity, diversity, and any other factor deemed appropriate, all in the context of an assessment of the perceived needs of the Board at that point in time.

      The Nominating and Governance Committee identifies potential nominees by asking current directors to notify the Committee if they become aware of persons meeting the criteria described above, who might be available to serve on the Board. The Nominating and Governance Committee also, from time to time, may engage firms that specialize in identifying director candidates. As described above, the Committee will also consider candidates recommended by shareholders.

      Once a person has been identified by the Nominating and Governance Committee as a potential candidate, the Committee may collect and review publicly available information regarding the person to assess whether the person should be considered further. If the Nominating and Governance Committee determines that the candidate warrants further consideration, the Chairman or another member of the Committee contacts the person. Generally, if the person expresses a willingness to be considered and to serve on the Board, the Nominating and Governance Committee requests information from the candidate, reviews the person’s accomplishments and qualifications, including in light of any other candidates that the Committee might be considering, and conducts one or more interviews with the candidate. In certain instances, Committee members may contact one or more references provided by the candidate or may contact other members of the business community or other persons that may have greater first-hand knowledge of the candidate’s accomplishments. The Committee’s evaluation process does not vary based on whether or not a candidate is recommended by a shareholder.

      As provided in the Company’s bylaws, a shareholder’s nomination for directors or other proposals to be brought before the next annual meeting of shareholders must be delivered to the Company’s Secretary not less than 90 days nor more than 120 days prior to the anniversary date of the previous year’s annual meeting, unless the date of the next annual meeting is more than 30 days before or more than 60 days after such anniversary date, in which case notice must be received not later than the tenth day following the day on which notice of the meeting is mailed or public disclosure of the date of the annual meeting is made. Accordingly, proposals intended to be brought before the next annual meeting of shareholders must be received by the Company between December 30, 2004 and January 29, 2005 in order to be considered timely, unless the Company gives notice that the date of the annual meeting is more than 30 days before, or more than 60 days after, April 29, 2005.

     Other Proposals

      In order to be considered for inclusion in the Company’s proxy statement for the next annual meeting of shareholders, proposals from shareholders must be received by the Secretary of the Company at Two Democracy Center, 6903 Rockledge Drive, Bethesda, Maryland 20817 not later than December 1, 2004.

Miscellaneous

      The cost of soliciting proxies will be borne by USEC. The solicitation will be primarily by mail. In addition to the use of mail, some of the officers, directors, and employees of USEC and its subsidiaries may solicit proxies by telephone, telegram, or personal interview without additional remuneration for such activity. USEC intends to reimburse banks, brokerage houses, and other institutions, custodians, nominees, and fiduciaries for reasonable expenses in forwarding proxy material to their principals. We have also made arrangements with Morrow and Company to assist us in soliciting proxies from banks, brokers, and nominees and have agreed to pay up to approximately $10,000 plus expenses for such services.

      Shareholders are urged to sign and date the enclosed proxy card and return it today in the enclosed envelope.

By order of the Board of Directors,

Timothy B. Hansen
Secretary

Bethesda, Maryland

March 31, 2004

Annex A

AUDIT, FINANCE AND CORPORATE RESPONSIBILITY COMMITTEE CHARTER

I. Purpose

The Audit, Finance and Corporate Responsibility Committee is appointed by the Board of Directors to assist the Board in fulfilling its oversight responsibilities. The Committee advises the Board concerning audit, finance and corporate responsibility matters including (a) assisting the Board’s oversight of (1) the integrity of the Corporation’s financial statements, (2) the Corporation’s compliance with legal and regulatory requirements, (3) the Corporation’s independent auditors’ qualifications and independence, and (4) the performance of the Corporation’s independent auditors and the Corporation’s internal audit function, and (b) preparing the report required to be prepared by the Committee pursuant to the rules of the Securities and Exchange Commission (the “SEC”) for inclusion in the Corporation’s annual proxy statement.

II. Composition

The Committee is comprised of three or more Directors each of whom qualifies as an independent Director under the listing standards of the New York Stock Exchange and federal securities laws requirements (“Independent Directors”). Members of the Committee are nominated by the Nominating and Governance Committee and are elected for one-year terms by a majority of the Board. Vacancies on the Committee are filled by majority vote of the Board. A majority vote of the Independent Directors is required to remove a member of the Committee.

At least one member of the Committee must have accounting or related financial management expertise and at least one member of the Committee must be a “financial expert” in each case as determined by the Board in accordance with the rules and regulations promulgated by the SEC. In addition, every member of the Committee must be, or become within a reasonable period after his or her appointment to the Committee, “financially literate” as determined by the Board.

Members of the Committee may not accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the Corporation or any of its subsidiaries, other than Director’s fees. Compensatory fees do not include the receipt of fixed compensation under a retirement plan (including deferred compensation) for prior service with the Corporation, provided such compensation is not contingent on continued service. In addition, members of the Committee may not be an affiliated person of the Corporation or any of its subsidiaries.

III. Responsibilities

The Committee has the following duties and responsibilities:

a)	To consider and advise the Board regarding significant financial matters of the Corporation, including major capital expenditures, financing activities and policies regarding dividends, capital structure and the use of derivative financial instruments.

b)	To directly appoint, retain, compensate, evaluate and, if necessary, terminate the Corporation’s independent auditor (including resolving disagreements between management and the auditor regarding financial reporting) engaged for the purpose of preparing or issuing an audit report or performing other audit review or attest services for the Corporation.

1)	The Committee may not delegate its responsibilities under subparagraph (b) to Management.

2)	The Corporation’s independent auditor will report directly to the Committee.

3)	The Committee will pre-approve all audit services and non-audit services that are provided to the Corporation by the independent auditor.

4)	The Committee will not engage the Corporation’s independent auditor to perform any non-audit services prohibited by law or regulation.

5)	The Committee may delegate pre-approval authority to a member of the Committee. The Committee member to whom pre-approval authority is delegated by the Committee will present any decisions to the full Committee at its next scheduled meeting.

c)	To annually obtain and review a report prepared by the independent auditor describing:

1)	the independent auditor’s internal quality-control procedures;

2)	any material issues raised by the most recent internal quality-control review, or peer review, of the independent auditor, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues; and

3)	all relationships between the independent auditor and the Corporation.

d)	To set the Corporation’s policy for hiring employees or former employees of the Corporation’s independent auditor.

e)	To discuss the annual audited financial statements and quarterly financial statements with Management and the independent auditor, including the Corporation’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The Committee will also discuss any other matters required to be communicated to the Committee by the independent auditors under generally accepted auditing standards. As the Committee deems appropriate, the chairperson of the Committee may stand in for the entire Committee for purposes of discussing the Corporation’s quarterly report with Management and the independent auditor.

f)	To annually discuss with the independent auditor and the internal auditor the overall scope and plans for their respective audits. The Committee will discuss with the CEO, CFO, the independent auditor and the internal auditor the adequacy and effectiveness of internal controls, disclosure controls and procedures, accounting and reporting practices, and the Corporation’s processes for assessing and managing risk and for monitoring compliance with the Corporation’s Code of Business Conduct.

g)	To meet with Management, the independent auditor and the internal auditor separately on at least a quarterly basis in order to foster open and candid discussions including issues and concerns that may warrant Committee attention.

h)	To review on a regular basis with the independent auditor and Management any problems or difficulties they encountered during their audit work, including Management’s response with respect thereto, any restrictions on the scope of their activities or access to requested information, and any significant disagreements with Management.

i)	To receive reports from the independent auditor and Management on the critical policies and practices of the Corporation, and alternative treatments of financial information within generally accepted accounting principles that have been discussed with Management.

j)	To review Management’s determination on its assessment of the effectiveness of internal controls as of the end of the most recent fiscal year and the independent auditor’s report on Management’s determination.

k)	To discuss earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies.

l)	To discuss the Corporation’s guidelines and policies governing risk assessment and risk management and the process by which each is handled.

m)	To establish procedures for (i) the receipt, retention and treatment of complaints received by the Corporation regarding accounting, internal accounting controls or auditing matters, and (ii) the confidential anonymous submission by employees of the Corporation of concerns regarding questionable accounting or auditing matters.

n)	With the assistance of Management, to prepare the Committee report that is included in the Corporation’s annual proxy statement, as required by SEC regulations.

o)	To review the Corporation’s Code of Business Conduct for directors, officers and employees and to oversee and review the Corporation’s process for monitoring compliance.

p)	To review and provide counsel regarding the results of the Corporation’s diversity initiatives.

q)	On an annual basis, to review and as necessary update, the Committee’s charter.

r)	After each of its meetings, to deliver a report to the Board including a description of all actions taken by the Committee at each meeting. In addition, the Committee will regularly report to the Board regarding any issues that arise with respect to the quality or integrity of the Corporation’s financial statements, the Corporation’s compliance with legal or regulatory requirements, the performance and independence of the Corporation’s independent auditor, or the performance of the internal audit function.

s)	To determine the appropriate level of funding the Corporation must provide to compensate the Corporation’s independent auditor for preparing or issuing an audit report or performing other audit, review or attest services for the Corporation, to compensate any independent advisors that the Committee may employ, and to pay for any of the Committee’s ordinary administrative expenses that are necessary or appropriate in carrying out its responsibilities.

IV. Subcommittees

The Committee has the authority to appoint subcommittees to carry out any of its responsibilities and to delegate thereto such power and authority as it deems appropriate, but the Committee shall not delegate any power or authority required by any law, regulation or listing standard to be exercised by the Committee as a whole.

V. Evaluation of the Committee

The Committee will annually evaluate its performance under this charter. The Committee will address all matters that the Committee considers relevant to its performance, including the adequacy, quality and appropriateness of the information and recommendations presented by the Committee to the Board. The Committee will report to the Board the results of its evaluation, including any recommended amendments to this charter and any recommended changes to the Corporation’s or the Board’s policies and procedures.

VI. Outside Advisors

The Committee may conduct or authorize investigations into or studies of matters within the Committee’s scope of responsibilities, and may engage, at the Corporation’s expense, such independent counsel and other advisers, as it determines necessary to carry out its responsibilities without seeking Board approval.

Annex B

FIRST AMENDMENT TO THE

USEC INC. 1999 EQUITY INCENTIVE PLAN

The USEC Inc. 1999 Equity Incentive Plan (the “Plan”) is amended as set forth below, effective as of March 5, 2004, subject to the approval of the stockholders of USEC Inc.:

      1. The first sentence of Section 4(a) of the Plan is amended to read in its entirety as follows:

Subject to adjustment as provided in Section 4(b), the number of Shares with respect to which Awards may be granted under the Plan shall be 14,100,000 and the number of Shares with respect to which Awards (other than Options) may be granted under the Plan shall be 4,545,000.

      2. A new Section 4(e) is added to the Plan immediately following Section 4(d) thereof to read in its entirety as follows:

(e) Notwithstanding any other provision of the Plan (but except as otherwise provided in this Section 4(e)), Awards other than Options shall vest (i.e., become nonforfeitable) over a minimum period of three years; provided that (i) in the event of a Change in Control or, in respect of such an Award to any Participant, in the event of the Participant’s death, Disability, or Retirement, no such minimum vesting period shall be required, (ii) the provisions of this Section 4(e) shall not apply to such an Award granted pursuant to the first sentence of Section 10 hereof, (iii) to the extent vesting in such an Award is conditioned upon the achievement of one or more performance goals, the Award shall vest over a minimum period of one year (rather than over a minimum period of three years), (iv) the provisions of this Section 4(e) shall not apply to such an Award whose grant was in recognition of the achievement of one or more performance goals measured over a minimum period of one year, and (v) up to 255,000 Shares (without reduction for Awards granted without minimum vesting requirements on the basis of the foregoing clauses (ii) and (iv)) may be made subject to such Awards without minimum vesting requirements. For purposes of this Section 4(e), vesting over a three-year period or one-year period (as the case may be) shall include periodic vesting over such period if the rate of such vesting is proportional throughout such period.

      3. Section 10 of the Plan is amended to read in its entirety as follows:

The Committee may provide that all or a portion of a Non-Employee Director’s annual retainer and/or meeting fees be payable (either automatically or at the election of a Non-Employee Director) in the form of Nonqualified Stock Options, Restricted Stock and/or Other Stock-Based Awards, including unrestricted Shares; provided that the number of Shares made subject to any such Award other than Nonqualified Stock Options shall not exceed that number of Shares with a Fair Market Value (determined as of the date of grant) in excess of the annual retainer and/or meeting fee in respect of which it is made, and provided further that any such Award in the form of Nonqualified Stock Options shall have a value as of the date of grant (as reasonably determined by the Board in good faith) not in excess of the annual retainer and/or meeting fee in respect of which it is made. Subject to the terms of the Plan and any applicable Award Agreement, the Committee shall determine the terms and conditions of any such Awards. Notwithstanding the foregoing, the Committee may, in its sole discretion, grant awards of Restricted Stock or Nonqualified Stock Options to Non-Employee Directors pursuant to such terms and conditions as it may deem advisable, so long as such terms and conditions are not inconsistent with any other terms of the Plan. No Restricted Stock granted to a Non-Employee Director pursuant to this Section 10 shall be transferable (other than in accordance with the provisions of Section 15(b) hereof) earlier than the termination of the Non-Employee Director’s service as such.

      4. Section 14(a) of the Plan is amended to read in its entirety as follows:

The Board may amend, alter, suspend, discontinue, or terminate the Plan or any portion thereof at any time; provided that no such amendment shall increase the number of Shares available for issuance under the Plan without shareholder approval, and provided further that no other amendment, alteration,

B-1

suspension, discontinuation or termination shall be made without shareholder approval if such approval is necessary to comply with any tax or regulatory requirement for which or with which the Board deems it necessary or desirable to comply.

      5. Section 16 of the Plan is amended to read in its entirety as follows:

(a) Effective Date. The Plan originally became effective as of February 2, 1999 (for purposes of this Plan, the “effective date”). The Plan was subsequently amended effective as of March 5, 2004, subject to the approval of the Company’s stockholders.

(b) Expiration Date. No new Awards shall be granted under the Plan on or after March 5, 2014. Unless otherwise expressly provided in the Plan or in an applicable Award Agreement, any Award granted hereunder may, and the authority of the Board or the Committee to amend, alter, adjust, suspend, discontinue, or terminate any such Award or to waive any conditions or rights under any such Award shall, continue after the authority for grant of new Awards hereunder has been exhausted.

IN WITNESS WHEREOF, this First Amendment has been executed by a duly authorized officer of USEC Inc. as of the day first above written.

Name: Timothy B. Hansen
Title: Senior Vice President,
General Counsel and Secretary

B-2

1803-PS-04

DETACH HERE	ZUSC22

PROXY

USEC INC.

THIS PROXY IS SOLICITED ON BEHALF OF
THE BOARD OF DIRECTORS OF USEC INC. FOR THE
2004 ANNUAL MEETING OF USEC SHAREHOLDERS

James R. Mellor, William H. Timbers, and Timothy B. Hansen, or any of them, each with full power of substitution, are hereby authorized to vote the undersigned’s shares of common stock, par value $0.10 per share, of USEC Inc. (“USEC”) at the 2004 Annual Meeting of Shareholders of USEC, scheduled to be held on Thursday, April 29, 2004, at 10:00 a.m., local time, at the Capitol View Conference Center, 101 Constitution Avenue, N.W., 9th Floor, Washington DC, 20001, and at any and all adjournments, postponements, continuations or reschedulings thereof (the “Annual Meeting”), upon the matters set forth in the Proxy Statement furnished by USEC (the “Proxy Statement”) and upon such other matters as may properly come before the Annual Meeting, voting as specified on this card with respect to the matters set forth in the Proxy Statement, and voting in the discretion of the above-named persons on such other matters as may properly come before the Annual Meeting.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” PROPOSALS 1, 2 AND 3 AND “AGAINST” PROPOSALS 4 AND 5.

PLEASE SIGN AND DATE THE REVERSE SIDE OF THIS PROXY CARD AND PROMPTLY RETURN IT IN THE ENCLOSED ENVELOPE.

SEE REVERSE SIDE	(CONTINUED AND TO BE SIGNED ON REVERSE SIDE)	SEE REVERSE SIDE

USEC INC.
C/O EQUISERVE TRUST COMPANY, N.A.
P.O BOX 8694
EDISON, NJ 08818-8694

DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL        ZUSC21

Please mark
☒	votes as in
this example

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR“ PROPOSALS 1, 2 AND 3 AND “AGAINST” PROPOSALS 4 AND 5.

1.  The election of the following eight persons as directors of USEC to hold office until their successors are duly elected and qualified:

Nominees	(01)	James R. Mellor, (02) Michael H. Armacost,
	(03)	Joyce F. Brown, (04) John R. Hall, (05) W. Hendson Moore,
	(06)	Joseph F. Paquette, Jr., (07) William H. Timbers and
	(08)	James D. Woods

FOR ALL NOMINEES	☐	☐	WITHHELD FROM ALL NOMINEES

☐ _________________________________
For all nominees except as noted above

		FOR	AGAINST	ABSTAIN
2.	To approve the first amendment to and the performance goals under the USEC Inc. 1999 Equity Incentive Plan.	☐	☐	☐
3.	To ratify the appointment of PricewaterhouseCoopers LLP as USEC's independent auditors for 2004.	☐	☐	☐
4.	Shareholder Proposal No. 1 Top Executive Compensation	☐	☐	☐
5.	Shareholder Proposal No. 2 Proxy Advisory	☐	☐	☐

PLEASE SIGN, DATE AND RETURN THIS PROXY PROMPTLY IN THE ENCLOSED, POSTAGE-PREPAID, BUSINESS REPLY ENVELOPE. NO ADDITIONAL POSTAGE IS NECESSARY IF SUCH ENVELOPE IS MAILED IN THE UNITED STATES.

The undersigned hereby revokes all proxies heretofore given by the undersigned to vote at the Annual Meeting.

Please sign your name exactly as it appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as such. If signing on behalf of a corporation, please sign in full corporate name by the president or other authorized officer(s). If signing on behalf of a partnership, please sign in full partnership name by authorized person(s).

Signature ________________________   Date: ___________________________   Signature________________________   Date: _________________